EXHIBHIT 10.63

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

among

THE SELLERS NAMED HEREIN

and

WELLTOWER OM GROUP LLC

Dated as of December 27, 2018

(continued)

Article; Section	Page

ARTICLE I DEFINITIONS		1
1.1	Defined Terms	1
ARTICLE II SALE, CONSIDERATION, INSPECTION AND CLOSING		11
2.1	Sale of Transferred Assets.	11
2.2	Gross Asset Value.	13
2.3	Escrow Deposits	14
2.4	Inspections.	14
2.5	Closing.	16
2.6	Allocated Asset Value	17
2.7	Withholding	17
ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS		17
3.1	General Seller Representations and Warranties	17
3.2	Representations and Warranties of the Sellers as to the Transferred Assets	20
3.3	Operations Prior to the Closing	23
3.4	Tenant Estoppels.	27
3.5	Owners’ Associations and REAs.	27
3.6	Ground Lessor Consent and Estoppel.	28
3.7	Yuma Joint Venture Interest Matters	29
ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER		29
4.1	Representations and Warranties of the Buyer	29
4.2	Covenant of the Buyer.	31
ARTICLE V CONDITIONS PRECEDENT TO CLOSING		31
5.1	Conditions Precedent to Sellers’ Obligations	31
5.2	Conditions Precedent to the Buyer’s Obligations	32
5.3	Frustration of Closing Conditions	33
5.4	Waiver of Closing Conditions	33
ARTICLE VI CLOSING DELIVERIES		33
6.1	Buyer Deliveries.	33
6.2	Sellers Deliveries.	34
6.3	Assignment of Certain Transferred Assets	37
ARTICLE VII AS-IS SALE		38
7.1	Examination	38
7.2	Effect and Survival of Disclaimer and Release	39
ARTICLE VIII TITLE AND PERMITTED EXCEPTIONS		39
8.1	Permitted Exceptions	39
8.2	Use of Cash Consideration Amount to Discharge Title Exceptions	39
8.3	Inability to Convey	39
8.4	Buyer’s Right to Accept Title	40

i

(continued)

Article; Section	Page

8.5	Cooperation	40
ARTICLE IX TRANSACTION COSTS; RISK OF LOSS		40
9.1	Transaction Costs	40
9.2	Risk of Loss.	41
ARTICLE X ADJUSTMENTS PROPOSED		42
10.1	Taxes	42
10.2	Fixed Rents, Additional Rents and Security Deposits.	43
10.3	Water and Sewer Charges	45
10.4	Utility Charges	45
10.5	Contracts	45
10.6	Miscellaneous Revenues	45
10.7	Leasing Costs.	46
10.8	Owners’ Association Assessments	46
10.9	Ground Lease Rent	47
10.10	Re-Adjustment.	47
ARTICLE XI SURVIVAL OF OBLIGATIONS; LIABILITY		47
11.1	Liability of Sellers	47
11.2	Liability of Buyer	48
11.3	Cap on Liability	48
11.4	Survival.	49
11.5	Notification of Claims.	49
11.6	Mitigation	50
11.7	Additional Indemnification Provisions.	50
11.8	Exclusive Remedies	50
11.9	Sellers’ Post-Closing Liability.	50
ARTICLE XII TAX CERTIORARI PROCEEDINGS		51
12.1	Prosecution and Settlement of Proceedings	51
12.2	Application of Refunds or Savings	51
12.3	Survival	51
ARTICLE XIII DEFAULT		52
13.1	Buyer Default.	52
13.2	Seller Default.	52
13.3	Limitation on Sellers’ Liability.	53
13.4	Limitation on Buyer’s Liability.	54
ARTICLE XIV MISCELLANEOUS		54
14.1	Joint and Several Liability	54
14.2	Advisers.	55
14.3	Confidentiality; Press Release; IRS Reporting Requirements.	55
14.4	Escrow Provisions.	56
14.5	Successors and Assigns; No Third-Party Beneficiaries	58
14.6	Assignment	58
14.7	Further Assurances	58
14.8	Notices	59
14.9	Entire Agreement	60

ii

(continued)

Article; Section	Page

14.10	Amendments	60
14.11	No Waiver	61
14.12	Governing Law	61
14.13	Submission to Jurisdiction	61
14.14	Severability	61
14.15	Section Headings	61
14.16	Counterparts	61
14.17	Construction	62
14.18	Recordation	62
14.19	Exclusivity	62
14.20	Attorney’s Fees	62
14.21	Waiver of Trial by Jury	62
14.22	Date for Performance	62
14.23	Time of the Essence	63
14.24	Excluded Assets	63
14.25	Tenant Improvements Under Construction	63
14.26	Interpretation	64
14.27	“As-Is” Sale.	64
14.28	Disclosure Regarding Schedules.	65

iii

(continued)

Exhibits

Exhibit A	-	Form of Tenant Estoppel Certificate
Exhibit B	-	Form of Assignment of Leases
Exhibit C	-	Form of Assignment of Contracts
Exhibit D	-	Form of Tenant Notices
Exhibit E	-	From of Ground Lease Notices
Exhibit F	-	Form of Bill of Sale
Exhibit G	-	Form of FIRPTA Certificate
Exhibit H	-	Form of Assignment of Asset-Related Property
Exhibit I	-	Form of Sellers’ Title Affidavit

Schedules

Schedule A-1	-	Fee Sellers and Properties
Schedule A-2	-	Ground Lease Sellers and Properties
Schedule B	-	ROFO and ROFR Documents
Schedule C	-	ROFO Assets
Schedule D	-	ROFR Assets
Schedule E	-	SD Letters of Credit
Schedule 1.1	-	Permitted Exceptions
Schedule 2.1(b)(iii)	-	Personal Property
Schedule 2.1(b)(vi)	-	Intellectual Property
Schedule 2.6	-	Allocated Asset Value
Schedule 3.1(c)	-	Consents
Schedule 3.1(d)	-	Conflicts
Schedule 3.2(b)	-	Material Contracts
Schedule 3.2(c)	-	Leases
Schedule 3.2(c)(i)	-	Tenant Improvements, Leasing Commissions, Other Construction Work and Fees
Schedule 3.2(c)(iii)	-	Lease Forbearance Agreements and Termination Payments
Schedule 3.2(d)	-	Leasing and Brokerage Commissions and Agreements
Schedule 3.2(e)	-	Casualties and Condemnations
Schedule 3.2(f)	-	Litigation
Schedule 3.2(h)	-	Ground Leases
Schedule 3.2(h)(i)	-	Ground Lease Improvements
Schedule 3.2(h)(ii)	-	Ground Lessor Defaults
Schedule 3.2(j)	-	Building/Zoning Violations
Schedule 3.2(m)	-	Security Deposits
Schedule 3.2(n)	-	Tenant Default and Delinquency Report
Schedule 3.2(p)	-	Unpaid Claims
Schedule 3.3(g)	-	Property Management Termination Fees
Schedule 3.5	-	Owners’ Associations
Schedule 9.1	-	Transaction Cost Allocation
Schedule 10.7	-	Active Leases

iv

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 27th day of December, 2018 (the “Effective Date”), by and between (i) each of the entities listed in the column entitled “Seller” on Schedules A-1 and A-2 attached hereto and made a part hereof (individually, a “Seller”; collectively, the “Sellers”), and (ii) WELLTOWER OM GROUP LLC, a Delaware limited liability company (the “Buyer”).

Background

A.Certain of the Sellers are the owners of fee simple interests in the land listed opposite their respective names on Schedule A-1 attached hereto and made a part hereof, together with the buildings and other improvements situated on such land (individually a “Fee Property”; collectively, the “Fee Properties”).

B.Certain of the Sellers are the owners of ground lease interests in the land listed opposite their respective names on Schedule A-2 attached hereto and made a part hereof, and the owners of buildings and other improvements situated on such land (individually a “Ground Lease Property”; collectively, the “Ground Lease Properties”; each Fee Property and each Ground Lease Property also may be referred to as a “Property” and collectively, the Fee Properties and the Ground Lease Properties may be referred to as the “Properties”).

C.The Properties listed on Schedule A-1 and Schedule A-2, together with the Asset-Related Property (as defined below) with respect to each Property, shall be referred to herein, collectively, as the “Assets”.

D.One Seller, CHP Yuma AZ MOB Member, LLC, is the owner of 90% of the membership interests (the “LLC Interests”) in CHP Cypress Partners I, LLC, a Delaware limited liability company (the “Yuma Joint Venture”).

E.The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Assets and the LLC Interests (collectively, the “Portfolio”), in each case on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.1Defined Terms.

The capitalized terms used herein have the following meanings.

“Additional Rent(s)” shall have the meaning assigned thereto in Section 10.2(a).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement of Purchase and Sale and all amendments hereto, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time, in each case in accordance with Section 14.10.

“Allocated Asset Value” shall have the meaning assigned thereto in Section 2.6.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(f)(i).

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Asset-Related Property” shall have the meaning assigned thereto in Section 2.1(b).

“Assets” shall have the meaning assigned thereto in “Background” paragraph C.

“Assignment of Asset-Related Property” shall have the meaning assigned thereto in Section 6.2(b)(v).

“Assignment of Contracts” shall have the meaning assigned thereto in Section 6.1(b)(ii).

“Assignment of Ground Leases” shall have the meaning assigned thereto in Section 6.1(b)(ii).

“Assignment of Leases” shall have the meaning assigned thereto in Section 6.1(b)(ii).

“Association Assignment” shall have the meaning assigned thereto in Section 6.1(b)(ii).

“Assumed Contracts” shall mean all contracts which are not Terminated Contracts.

“Bill of Sale” shall have the meaning assigned thereto in Section 6.2(b)(v).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

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“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Cap” shall have the meaning assigned thereto in Section 11.3.

“Cash Consideration Amount” shall have the meaning assigned thereto in Section 2.2(a).

“Claim Notice” shall have the meaning assigned thereto in Section 11.5(a).

“Closing” shall have the meaning assigned thereto in Section 2.5(a).

“Closing Conditions” shall mean the conditions to the respective obligations of the parties hereto to consummate the transactions contemplated by this Agreement as set forth in Section 5.1 and Section 5.2.

“Closing Date” shall have the meaning assigned thereto in Section 2.5(a).

“Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to Article VI of this Agreement.

“Closing Statement” shall have the meaning assigned thereto in Section 6.1(b)(iii).

“Closing Year” shall have the meaning assigned thereto in Section 10.2(b).

“Code” shall have the meaning assigned thereto in Section 3.1(e)(i).

“Company” shall mean CNL Healthcare Properties, Inc., a Maryland corporation.

“Contracts” shall mean, collectively, all written agreements or contracts of any Seller relating to the ownership, operation, maintenance and management of the relevant Property and the buildings and other improvements located thereon, or any portion thereof, including all amendments, modifications, additions or supplements thereto; provided, however, that for purposes of the Assignment of Contracts, “Contracts” shall mean all Contracts other than those which automatically terminate by their terms as a result of the transaction contemplated by this Agreement.

“Controlling Party” shall have the meaning assigned thereto in Section 11.5(b).

“Deductible” shall have the meaning assigned thereto in Section 11.3.

“Deed” shall have the meaning assigned thereto in Section 6.2(b)(i).

“Designated Subsidiary” shall have the meaning assigned thereto in Section 14.6.

“Earnest Money” shall have the meaning assigned thereto in Section 2.3(b).

“Effective Date” shall have the meaning set forth in the Preamble to this Agreement.

“Effective Time” shall have the meaning assigned thereto in Article X.

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“Environmental Claims” means any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Substances over, on, in or under any Property, or the violation of any Environmental Laws with respect to any Property.

“Environmental Laws” means any Applicable Laws which regulate or control (i) Hazardous Substances, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Substances or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., and (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations and rules issued pursuant thereto.

“Environmental Liabilities” means any liabilities or obligations of any kind or nature imposed on any Seller pursuant to any Environmental Laws, including any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual release of Hazardous Substances or other pollution or contamination of any water, soil, sediment, air or other environmental media, located on or originating from any Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances by any Seller.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“Escrow Account” shall have the meaning assigned thereto in Section 14.4(a).

“Escrow Agent” shall mean First American Title Insurance Company, Central Florida National Commercial Services Division, 420 South Orange Avenue, Suite 250, Orlando, Florida 32801.

“Excluded Asset” shall have the meaning assigned thereto in Section 14.24.

“Exclusion Event” shall have the meaning assigned thereto in Section 14.24.

“Executive Order” shall have the meaning assigned thereto in Section 3.1(f)(i).

“Existing Lease” shall have the meaning assigned thereto in Section 10.7.

“Fee Property” shall have the meaning assigned thereto in “Background” paragraph A.

“First Earnest Money” shall have the meaning assigned thereto in Section 2.3(b).

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“Fixed Rents” shall have the meaning assigned thereto in Section 10.2(a).

“Good Faith Deposit” shall have the meaning assigned thereto in Section 2.3(a).

“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question.

“Gross Asset Value” shall have the meaning assigned thereto in Section 2.2(a).

“Ground Lease” shall mean each ground lease pursuant to which any of the Sellers is a lessee for Land underlying Ground Lease Property and any amendments thereto (collectively, the “Ground Leases”).

“Ground Lease Notices” shall have the meaning assigned thereto in Section 6.1(b)(ii).

“Ground Lease Property” shall have the meaning assigned thereto in “Background” paragraph B.

“Ground Lessor” shall mean each lessor that has executed a Ground Lease (collectively, the “Ground Lessors”).

“Ground Lessor Consent and Estoppel” shall have the meaning assigned thereto in Section 3.6.

“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, radioactive materials, radon gas and any other material or substance which is defined as or included in the definition of a “hazardous substance”, “hazardous waste”, “toxic waste”, “hazardous material”, “toxic pollutant”, “contaminant”, “pollutant” or “toxic substance” or words of similar import, under any Environmental Law or that could result in the imposition of liability under any Environmental Laws.

“Improvement Deed” shall have the meaning assigned thereto in Section 6.2(b)(ii).

“Indemnified Party” shall have the meaning assigned thereto in Section 11.5(a).

“Indemnifying Party” shall have the meaning assigned thereto in Section 11.5(a).

“Inspection Period” means the period beginning on the Effective Date and ending at 5:00 p.m., Eastern Time, on January 17, 2019.

5

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Assets including, without limitation, the Properties or the businesses conducted thereon, by or on behalf of Buyer (or any Affiliate thereof).

“Interim Period” shall have the meaning assigned thereto in Section 10.7(d).

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 14.3(c).

“Land” means the land more particularly described in a Title Policy.

“Leases” shall mean all leases, licenses and other occupancy agreements, for all or any portion of the Properties and all amendments, modifications, extensions and other agreements pertaining thereto.

“Lease Termination Payments” means all payments received by or on behalf of any Seller with respect to a Lease with respect to any terminations, surrenders, modifications, renewals or amendments of any such Lease.

“Leasing and Brokerage Agreements” shall have the meaning assigned thereto in Section 3.2(d).

“Leasing Costs” shall mean, with respect to a particular Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease to the landlord under another lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Lease or any other agreement relating to such Lease.

“Liens” shall mean all liens, pledges, charges, mortgages, deeds of trust, security interests, encumbrances, title retention agreements, adverse claims or restrictions, other than Permitted Exceptions.

“LLC Interests” shall have the meaning assigned thereto in “Background” paragraph D.

“LLC Joint Venture Agreement” shall have the meaning assigned thereto in Section 3.1(g).

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Majority Owned or Controlled Entity” shall have the meaning assigned thereto in Section 14.6.

6

“Manager(s)” shall mean one or more of the third-party management companies presently engaged to manage certain of the Properties pursuant to management agreements between such Managers and the applicable Sellers.

“Material Adverse Effect” shall mean any change, effect, circumstance or event that has, individually or in the aggregate, or could be expected to have, a material and adverse effect on the Portfolio, but excluding any circumstances affecting the Portfolio to the extent related to (a) conditions in the United States or global economy generally, (b) general changes in market conditions (including changes in legal, regulatory or business conditions), (c) changes in GAAP, (d) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of such acts of war, armed hostilities, sabotage or terrorism, (e) earthquakes, hurricanes, floods, rain or other natural acts, (f) any changes, effects, circumstances or events that affect the Portfolio, real estate, healthcare industries generally, (g) any change in applicable laws or regulatory conditions, (h) the negotiation, execution or announcement of this Agreement, (i) the failure to meet any projections provided, or (j) any action taken by Seller at the written request of or with the written consent of the Buyer.

“Material Contracts” shall mean all assignable Contracts, other than those assignable Contracts which by their terms are terminable on thirty (30) days’ notice without cost or penalty, require the payment of no more than $50,000 in any calendar year or are a part of a national contract.

“New Lease” shall have the meaning assigned thereto in Section 3.3(d).

“Outside Closing Date” shall have the meaning assigned thereto in Section 2.5(a).

“Owners’ Association” shall mean any association or organization created pursuant to the Owners’ Association Documents.

“Owners’ Association Documents” shall have the meaning assigned thereto in Section 3.2(g).

“Parent” means CHP Partners, LP, a Delaware limited partnership.

“Permitted Exceptions” shall mean (i) Liens for current real estate taxes or assessments which are not yet due and payable, or are due and payable but not yet delinquent, or that are being contested in good faith by appropriate proceedings, (ii) any exceptions to title approved or waived by the Buyer prior to the Effective Date or during the term of this Agreement, including (but not limited to) those set forth on Schedule 1.1, (iii) customary utility easements which (A) do not encroach any buildings or other improvements located at the applicable Property, (B) are within and do not violate any setback requirements or restrictions or Applicable Laws, and (C) do not materially and adversely impact the current use or value of the applicable Property, (iv) the rights of Tenants, as tenants only, pursuant to Leases, (v) any matters created or caused by the Buyer, (vi) Liens relating to ongoing construction at the Properties in the ordinary course and for which no payments are delinquent, (vii) Liens arising out of, under or permitted in connection with this Agreement or the Closing Documents.

7

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Personal Property” shall have the meaning assigned thereto in Section 2.1(b)(iii).

“Portfolio” shall have the meaning assigned thereto in “Background” paragraph E.

“Properties” and “Property” shall have the meanings assigned thereto in “Background” paragraph B.

“Property Management Credit” shall have the meaning assigned thereto in Section 3.3(g).

“Real Estate Tax” shall have the meaning assigned thereto in Section 10.1.

“REAs” shall mean those certain reciprocal easement agreements, covenants conditions and restrictions, and similar property-related agreements encumbering or otherwise affecting the Assets.

“Rents” shall have the meaning assigned thereto in Section 10.2(a).

“Reporting Person” shall have the meaning assigned thereto in Section 14.3(c).

“Retained Liabilities” shall have the meaning assigned thereto in Section 2.1(e).

“ROFO Asset” shall mean an Asset with respect to which all or a portion of such Asset is encumbered under a ROFO Document, as more specifically set forth on Schedule C attached hereto.

“ROFO Documents” shall mean, collectively or individually, as the context may require, those certain Leases, Ground Leases, or REAs identified on Schedule B attached hereto.

“ROFO/ROFR Options” shall have the meaning assigned thereto in Section 3.2(c).

“ROFO Party” shall mean, collectively or individually, as the context may require, the Tenants or other parties under the ROFO Documents.

“ROFR Asset” shall mean an Asset with respect to which all or a portion of such Asset is encumbered under a ROFR Document, as more specifically set forth on Schedule D attached hereto.

“ROFR Documents” shall mean, collectively or individually, as the context may require, those certain Leases, Ground Leases or REAs identified on Schedule B attached hereto.

“ROFR Party” shall mean, collectively or individually, as the context may require, the Tenants or other parties under the ROFR Documents.

“Schedule(s)” shall have the meaning assigned thereto in Section 14.28.

8

“SD Letters of Credit” shall have the meaning assigned thereto in Section 10.2(a), and as more specifically summarized on Schedule E attached hereto.

“Second Earnest Money” shall have the meaning assigned thereto in Section 2.3(b).

“Seller Agent” shall have the meaning assigned thereto in Section 14.1.

“Seller Party” shall have the meaning assigned thereto in Section 14.1.

“Seller’s Property” shall mean, with respect to each Seller, the Property owned by such Seller, as set forth in Schedules A-1 and A-2.

“Sellers” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Sellers’ Actual Reimbursable Tenant Expenses” shall have the meaning assigned thereto in Section 10.2(c).

“Sellers’ Actual Tenant Reimbursements” shall have the meaning assigned thereto in Section 10.2(c).

“Sellers’ Knowledge” shall mean the actual knowledge of the Sellers based upon the actual knowledge of (i) with respect to the Business, John F. Starr and Ixchell C. Duarte, and (ii) with respect to the Assets, Chris Mauth and Lisa Smith, who are Sellers’ “Asset Managers”, without any personal liability to such individuals; provided that each Asset Manager is the person most likely to have knowledge of relevant facts with respect to the items covered by the relevant knowledge qualified representation, warranty and/or statement.

“Sellers’ Reconciliation Statement” shall have the meaning assigned thereto in Section 10.2(c).

“Sellers’ Related Entities” shall mean Sellers, their Affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing.

“Tax” shall mean any and all fees (including documentation, recording, license and registration fees) and taxes (including net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, estimated, income, receipts, capital, social security, service, license, excise, sales, payroll, worker’s compensation, unemployment or compensation, duty or custom, franchise, use, leasing, fuel, excess profits, turnover, occupation, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.

9

“Tenant Audits” shall have the meaning assigned thereto in Section 10.2(d).

“Tenant Default and Delinquency Report” shall mean that report attached hereto as Schedule 3.2(n).

“Tenant Estoppel” shall have the meaning assigned thereto in Section 3.4(a).

“Tenant Notices” shall have the meaning assigned thereto in Section 3.4(a)6.1(b)(ii)(C).

“Tenant(s)” shall mean one or more of the tenants under the Leases, as the context requires.

“Terminated Contracts” shall have the meaning assigned thereto in Section 2.4(c).

“Third-Party Accountant” shall mean Deloitte LLP, a Delaware limited liability partnership.

“Third Party Claim” shall have the meaning assigned thereto in Section 11.5(a).

“TI Job Under Construction” or “TI Jobs Under Construction” shall have the meaning assigned thereto in Section 14.25.

“Title Company” shall mean the Escrow Agent.

“Title Policy” shall mean one or more (as applicable as the context may require) owner’s or leasehold policies of title insurance, as applicable, issued by the Title Company, with respect to each Property in the standard form (as applicable) used in the state in which such Property is located, insuring as of the Closing Date, in an amount equal to the Allocated Asset Value for such Property, that the Buyer (or a Designated Subsidiary) owns fee simple title (or such other estate as may be applicable) to such Property free and clear of all Liens and encumbrances other than the Permitted Exceptions, without standard exceptions for parties in possession except pursuant to written Leases (as Tenants only, with no rights to purchase, options, rights of first refusal or rights of first offer), mechanics’ liens, and matters of survey.

“Transferred Assets” shall mean, collectively, the Properties, the Asset-Related Property, and the LLC Interests.

“Treasury Regulations” shall have the meaning assigned thereto in Section 3.1(e)(i).

“Yuma Corporate Document Amendments” shall have the meaning assigned thereto in Section 3.7

“Yuma Joint Venture” shall have the meaning assigned thereto in “Background” paragraph D.

“Yuma Loan Assumption Documents” shall have the meaning assigned thereto in Section 6.2(b)(vii).

“Yuma MOB Lender” shall mean Siemens Financial Services, Inc., a Delaware corporation.

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“Yuma MOB Loan” shall mean that certain loan provided by Yuma MOB Lender in the original principal amount of $7,215,000 and secured by a lien against the Yuma MOB Property.

“Yuma MOB Property” shall mean that certain medical office property commonly known as “ProMed MOB I” and located in Yuma, Arizona.

“Yuma Resignations” shall have the meaning assigned thereto in Section 3.7.

Article II
SALE, CONSIDERATION, INSPECTION AND CLOSING

2.1Sale of Transferred Assets.

(a)Except as otherwise set forth in this Agreement, on the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell to the Buyer, and the Buyer shall purchase from each of the Sellers, all of the Transferred Assets.

(b)The transfer of the Properties to the Buyer shall include the transfer of all Asset-Related Property with respect to such Properties.  For purposes of this Agreement, “Asset-Related Property” shall mean the following:

(i)all of the relevant Seller’s right, title and interest in and to all easements, air rights, development rights, covenants and other rights appurtenant to the applicable Property, and all right, title and interest of the relevant Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of, adjoining or above the applicable Property and to the center line thereof;

(ii)all of the relevant Seller’s right, title and interest in and to all Owners’ Association Documents and REAs;

(iii)all furniture, fixtures, equipment, tools, supplies and other personal property owned by Sellers which now or prior to the Closing are located at the Properties, including (without limitation) all items set forth on Schedule 2.1(b)(iii),  but specifically excluding  items owned or leased by Tenants or Managers or which are leased by the relevant Seller (collectively, the “Personal Property”);

(iv)to the extent they may be transferred under Applicable Law, all licenses, permits, consents, certificates, approvals, orders and authorizations presently issued to Seller in connection with the operation of all or any part of the Property as it is presently being operated;

(v)to the extent assignable, all warranties and guaranties issued to the relevant Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;

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(vi)to the extent assignable, all other intangibles associated with the Properties, including goodwill, all logos, designs, trade names, building names, trademarks related to the Properties and other general intangibles relating to the Properties, all telephone exchange numbers specifically dedicated and identified with the Properties and any URL designations and domain names containing the name of any Property and set forth on Schedule 2.1(b)(vi), but specifically excluding (A) the names “CNL”, “CHP”, “CNL Healthcare Properties” or derivatives therefrom or combinations thereof and (B) any logos or trademarks of CNL Healthcare Properties, Inc.;

(vii)all Ground Leases, Leases and Assumed Contracts, and all security and escrow deposits held by the relevant Seller in connection with any such Lease or Assumed Contract;

(viii)all books and records, tenant files, tenant lists and tenant marketing information relating to the Properties; and

(ix)to the extent assignable, the plans and specifications, engineering drawings and prints with respect to the improvements, all operating manuals, and all books, data and records regarding the physical components systems of the improvements at the Properties, each to the extent in the Sellers’ or a Sellers’ Affiliate’s possession; and

(x)any other property rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by a Seller and related solely to the Properties.

(c)On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement (including Section 3.7), among other things, the applicable Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the applicable Seller, all of such Seller’s right, title and interest in and to the LLC Interests.  Upon the terms and subject to the conditions set forth in this Agreement, the LLC Interests shall be transferred by the applicable Seller to the Buyer on the Closing Date, together with all rights attaching to them, subject to terms of the LLC Joint Venture Agreement. Notwithstanding the foregoing, if Seller’s joint venture partner elects to participate in the sale of the Yuma MOB Property as more particularly set forth in Section 3.7, the applicable Seller shall convey its fee interest in the Yuma MOB Property instead of the LLC Interests at the Closing.

(d)On the Closing Date, following receipt of proration credit or debit (as applicable) as set forth in Article X, pursuant to the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.1(e), as partial consideration for the Transferred Assets, the Buyer shall assume and thereafter timely pay, discharge and perform in accordance with their terms and to the extent arising and accruing from and after the Closing Date (or accruing before the date of Closing if subject to proration), the following (collectively, the “Assumed Liabilities”):

(i)all liabilities and obligations of the Seller Parties relating to or arising under or out of any of the Transferred Assets, including in respect of the Leases, Ground Leases, Owners’ Association, the Contracts and the LLC Joint Venture Agreement;

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(ii)all liabilities and obligations for Taxes with respect to the ownership of any of the Transferred Assets;

(iii)all transfer taxes for which Buyer is liable pursuant to Section 9.1; and

(iv)all other liabilities and obligations of the Seller Parties expressly transferred to or assumed by Buyer or its Affiliates pursuant to this Agreement or any Closing Document.

(e)Notwithstanding anything to the contrary herein, it is expressly understood and agreed that Buyer shall not assume or have any responsibility for any liability of the Seller Parties not expressly assumed as an Assumed Liability, and, as between Buyer and the Seller Parties, the applicable Seller Party shall retain all liabilities of the Seller Parties other than the Assumed Liabilities to the extent any such liabilities arise from the transactions contemplated by this Agreement or actions of Sellers prior to the Closing Date (collectively, the “Retained Liabilities”).

2.2Gross Asset Value.

(a)The purchase price for the sale of the Transferred Assets is One Billion Two Hundred Fifty Million Dollars ($1,250,000,000.00) (the “Gross Asset Value”), subject to credits and debits at Closing to reflect the net prorations, any Excluded Asset and other adjustments provided for by the terms of this Agreement, including, without limitation, the Property Management Credit, and such adjusted amount shall be the aggregate “Cash Consideration Amount.”

(b)At the Closing (as hereinafter defined):

(i)the Buyer shall deliver the Cash Consideration Amount, less the Earnest Money (as hereinafter defined) and any interest earned thereon (unless such Earnest Money is in the form of a letter of credit in which case the Earnest Money shall not be deducted and the Escrow Agent shall return the undrawn letter of credit to the Buyer promptly upon the Closing), to the Sellers in immediately available funds by wire transfer to such account or accounts that the Sellers shall designate to the Buyer; and

(ii)the Escrow Agent shall deliver the Earnest Money and any interest earned thereon (unless such Earnest Money is in the form of a letter of credit in which case the Escrow Agent shall return the undrawn letter of credit to Buyer promptly upon the Closing) to the Sellers to such account or accounts the Sellers shall designate to the Escrow Agent.

(c)No adjustment shall be made to the Gross Asset Value except as explicitly set forth in this Agreement.  For example, the Gross Asset Value assumes that the Yuma MOB Property is conveyed in fee simple; however, in the event that the LLC Interests in the Yuma Joint Venture are conveyed instead of a fee simple transfer, the Gross Asset Value shall be adjusted as set forth in Section 3.7

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2.3Escrow Deposits.

(a)Buyer has previously deposited with Escrow Agent the amount of One Million Dollars ($1,000,000) (“Good Faith Deposit”), which is being held pursuant to an escrow agreement by and among Buyer, Seller and Escrow Agent.  From and after the Effective Date, the Good Faith Deposit shall continue to be held by the Escrow Agent, but governed by the terms of this Agreement.

(b)Within two (2) Business Days after the Effective Date, the Buyer shall deposit with Escrow Agent an amount equal to Twenty-Five Million Dollars ($25,000,000) (“First Earnest Money”).  The First Earnest Money shall be in immediately available funds by wire transfer to an account as Escrow Agent shall designate to the Buyer.  Unless this Agreement is terminated prior to the expiration of the Inspection Period as set forth in Section 2.4(f), whereupon the First Earnest Money shall be promptly returned by the Escrow Agent to the Buyer and the Good Faith Deposit and any interest earned thereon shall be disbursed to Sellers, Buyer shall, within two (2) Business Day following the expiration of the Inspection Period, deposit with the Escrow Agent an additional sum equal to Fifty Million Dollars ($50,000,000) (the “Second Earnest Money”; the First Earnest Money and the Second Earnest Money, together with any interest thereon as provided herein, the “Earnest Money”).  The Second Earnest Money shall be, at the Buyer’s election, in the form of either (a) immediately available funds by wire transfer to such account as Escrow Agent shall designate to the Buyer or, (b) an irrevocable letter of credit naming CHP Partners, LP, a Delaware limited partnership as beneficiary and having a face amount equal to the Second Earnest Money.  To the extent such Earnest Money is in the form of immediately available funds by wire transfer, upon delivery of such Earnest Money by the Buyer to Escrow Agent the Earnest Money will be deposited by Escrow Agent in an interest-bearing account with the Escrow Agent acceptable to the Buyer and the Sellers and shall be held in escrow in accordance with the provisions of Section 14.4.  All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest in accordance with Section 14.4.  At the Closing, the Earnest Money, the Good Faith Deposit and any interest earned thereon shall be applied to the Cash Consideration Amount to be paid at the Closing.  In the event Buyer is entitled to receive the Earnest Money pursuant to and in accordance with the terms and conditions of this Agreement, Seller and CHP Partners, LP, a Delaware limited partnership agree, to the extent the Earnest Money is in the form of a letter of credit, to promptly sign an agreement to the issuer of such letter of credit to cancel same.

2.4Inspections.

(a)Right to Inspect.  Subject to the terms of this Agreement, from the Effective Date through the Closing Date, Buyer (which, for purposes of this Section 2.4, shall include, individually or collectively as the context requires, any subsidiary, affiliate, representative, agent or consultant of Buyer and any individual conducting any Inspection(s) on behalf of Buyer) shall be permitted reasonable access to the Properties at reasonable times, at its own risk and following not less than two (2) Business Days prior written notice to Seller, which notice may be by e-mail to Matt Ragsdale at matt.ragsdale@cnl.com with a copy to Michael Tetrick at mike.tetrick@cnl.com and Tracey Bracco at tracey.bracco@cnl.com, for the sole purpose of conducting such Inspections; provided, however, that it is expressly understood and agreed by the

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Buyer that in no event shall Buyer be entitled to (i) access to the books and records of the Properties (other than as may be permitted by any applicable Seller in writing), or (ii) conduct any Phase II environmental inspection without Seller’s prior written consent.  In cooperation with the Sellers, Buyer will schedule and conduct Inspections so as not to unreasonably interfere with the Properties and the businesses conducted thereon.  During the course of its assessment of the Properties, Buyer agrees that Buyer shall speak only with such personnel as any applicable Seller may approve in advance, which approval shall not be unreasonably withheld, conditioned or delayed.  Buyer may conduct Inspections to the extent permitted by the Leases.  In cooperation with the Buyer, the Sellers will use commercially reasonable efforts to schedule interviews and Inspections with Tenants of the Properties identified by the Buyer.  Any applicable Seller shall have the right to accompany Buyer while Buyer is at any of the Properties conducting Inspections or at any time when Buyer is conducting interviews, wherever located.  Buyer shall cooperate with the applicable Seller in complying with the terms and conditions of any such Leases during such interviews and/or Inspections.

(b)Performance of Inspections; Standard of Care.  All Inspections shall be conducted in a competent and professional manner, in accordance with applicable industry standards and at Buyer’s sole cost and expense.  Buyer shall use commercially reasonable efforts to ensure that all parties involved in conducting the Inspections conduct themselves with the level of skill and care generally exercised by recognized professionals in those fields and in full compliance with applicable laws, regulations, orders, and ordinances.  If Buyer intends to take any sample from any Property in connection with any physical investigations permitted herein, then Buyer shall give reasonable advance notice to the applicable Seller to enable such Seller to have the opportunity to simultaneously obtain a similar sample in order to allow such Seller, if it so chooses, to perform its own analysis.  Buyer shall, immediately after any entry, inspection or test, restore the applicable Property, in all material respects and at its sole cost, to the condition which existed immediately prior thereto (to the extent practicable), including replacing paving and landscaping.  The foregoing restoration obligations of Buyer shall survive the Closing or earlier termination of this Agreement.

(c)At least ten (10) Business Days prior to the Closing Date, Buyer shall notify Sellers as to which Contracts Buyer wishes to have terminated at Closing (such Contracts, the “Terminated Contracts”).  At or prior to Closing, to the extent the same are terminable, Sellers agree to provide notice of termination under the Terminated Contracts and Buyer shall be responsible for any termination costs associated therewith.

(d)Indemnification.  Buyer hereby agrees to indemnify, save, insure, pay, defend, protect, and hold harmless Sellers and the Sellers’ Related Entities (each of such  Seller’s Related Entities being a third-party beneficiary of such indemnification obligation) from and against any and all damage or loss, including reasonable out of pocket attorneys’ fees and court costs that are sustained or incurred as a result of, and all death, personal injury, or property damage caused by or related to Buyer or any the Inspections.  Notwithstanding anything in this Agreement to the contrary, Buyer shall not have any liability hereunder to the extent arising out of (i) the discovery of any pre-existing condition at any of the Properties, (ii) the gross negligence or intentional misconduct of Sellers or any of their respective agents, employees, contractors, consultants, representatives, members and officers, or (iii) any punitive or special damages.  The indemnity obligation of this Section 2.4(d) shall survive the Closing or any earlier termination of this Agreement.

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(e)No Disclosure to Governmental Authorities.  In addition to, and without limiting, Buyer’s obligations under this Section 2.4, Buyer agrees to not disclose the results of any Inspections or of any other analyses of the Properties and the businesses conducted thereon that are obtained or conducted by or on behalf of Buyer to any Governmental Authority unless expressly required to do so by Applicable Law, in which event Buyer shall:

(i)promptly notify Sellers in advance of such planned disclosure and the reasons therefor, and provide Sellers the opportunity to comment in advance upon any communications, filings, reports, correspondence or other writings to be provided to any Governmental Authority and to participate in any meetings or communications with such Governmental Authority relating in any way to such disclosures;

(ii)make good-faith efforts to take into account, in any communications, filings, reports, correspondence, writings or meetings with or submitted to any Governmental Authority, any comments provided or positions advocated by Sellers in any way to such disclosures;

(iii)concurrently provide Sellers with copies of all material reports, documents or information submitted or reported to any Governmental Authority in connection with such disclosures; and

(iv)promptly provide Sellers with copies of all material correspondence received from a Governmental Authority relating to such disclosures.

(f)Buyer’s Election Whether or Not to Proceed.  If Buyer determines in its sole discretion for any reason, or no reason at all, that it does not desire to acquire the Assets and Buyer notifies Sellers and the Escrow Agent of such determination in writing prior to the expiration of the Inspection Period, then the Earnest Money and any interest earned thereon shall be returned to Buyer, the Good Faith Deposit and any interest earned thereon shall be paid to Sellers, this Agreement shall be of no further force or effect, and the Parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement). Upon the expiration of the Inspection Period, the Earnest Money shall be nonrefundable to Buyer except as set forth in Section 13.2 below.

2.5Closing.

(a)The closing (the “Closing”) of the sale and purchase of the Transferred Assets shall take place on the date that is not more than ten (10) calendar days following the date upon which the Closing Conditions set forth in Section 5.1 and Section 5.2 (other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time) have been satisfied; provided, however, that in no event shall the Closing Date be more than one hundred eighty (180) days from the Effective Date (the “Outside Closing Date”).  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  For all purposes under this Agreement and each Closing Document, (i) all matters at the Closing will be considered to take place simultaneously and (ii) the Closing shall be deemed effective as of the Effective Time.

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(b)The Closing shall be held at the offices of the Escrow Agent or at such location agreed upon by the parties hereto.

2.6Allocated Asset Value.

The Sellers and the Buyer hereby agree that the Gross Asset Value shall be allocated among the Assets as set forth on Schedule 2.6 attached hereto (as to each Asset, the “Allocated Asset Value”) for purposes of Title Policy coverage amounts, transfer taxes and ROFO/ROFR purposes.  The Seller and Buyer may allocate values among the Properties as they see fit for all other purposes not implicated by this provision.  For the avoidance of doubt, the Allocated Asset Value for the Yuma MOB Property set forth on Schedule 2.6 assumes that the Yuma MOB Property is conveyed in fee simple; however, in the event that the LLC Interests in the Yuma Joint Venture are conveyed instead, the Allocated Asset Value of the Yuma MOB Property shall be adjusted as set forth in Section 3.7.

2.7Withholding.

Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code (as defined below) and the rules and regulations promulgated thereunder or any provision of state or local Tax Law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS

3.1General Seller Representations and Warranties.

Each Seller, for itself solely as it relates to such Seller’s Transferred Assets, hereby represents, warrants and covenants to the Buyer as follows:

(a)Formation; Existence.  It is a limited partnership, general partnership, limited liability company or corporation, as applicable, duly formed, validly existing and in good standing (if applicable) under the laws of the state of its formation and authorized to do business in the state in which the Property owned by such Seller is located.

(b)Power and Authority.  It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Such Seller is authorized to do business in, and is in good standing under, the state in which the Property such Seller owns or leases pursuant to Schedules A-1 and A-2 attached hereto is located.  The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

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(c)No Consents.  Except as set forth on Schedule 3.1(c) attached hereto, no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person, court or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by such Seller in connection with such Seller’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)No Conflicts.  Except as set forth on Schedule 3.1(d) attached hereto or as otherwise set forth in this Agreement, the consummation of the transactions herein contemplated and the compliance by such Seller with the terms of this Agreement do not and will not (i) conflict with or result in any violation of such Seller’s organizational documents, (ii) conflict with or result in a breach of any of the terms and conditions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which such Seller is bound, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, law, or regulation applicable to such Seller or such Seller’s Transferred Assets, except in the case of clause (ii) or (iii) for any conflict or violation that will constitute a Material Adverse Effect.

(e)Taxes.

(i)Such Seller has duly filed, or has had filed on its behalf, all Tax returns required to be filed with respect to the Transferred Assets (taking into account requests for extensions to file such Tax returns).  All material amounts of Taxes owed by such Seller with respect to the Transferred Assets that are due and payable have been paid.  There are no proposed, pending, or active Tax audits or examinations with respect to the Transferred Assets. Such Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the income tax regulations issued thereunder, as amended from time to time (the “Treasury Regulations”).

(ii)The Joint Venture and any subsidiaries have duly and timely filed, or have had filed on their behalf, all Tax returns required to be filed (taking into account requests for extensions to file such Tax returns) and all such Tax returns were true, correct and complete in all material respects.  All Taxes owed by the Joint Venture and any subsidiaries that are due and payable have been paid.  There are no proposed, pending, or active Tax audits or examinations with respect to the Joint Venture or any subsidiary thereof and no claims, deficiencies or assessments have been asserted in writing or are threatened by any taxing authority with regard to the Joint Venture or any subsidiary thereof.  Since their respective formations, the Joint Venture and each subsidiary have at all times been, and will at all times immediately prior to and on the Closing Date be, properly treated as a disregarded entity under Treasury Regulations Section 301.7701-3(b)(1)(ii) or a partnership for U.S. federal income tax purposes.  The Joint Venture has not made, and will not make, any election to apply the provisions of Subchapter C of Chapter 63 of the Code to any taxable year beginning on or prior to December 31, 2017.  Neither the Joint Venture nor any subsidiary thereof: (x) has any outstanding agreements, consents and/or waivers extending the statutory period of limitations applicable to the payment or assessment of any Taxes or the filing of any Tax return, (y) is a party to, or is bound by, or has any obligation under any Tax allocation, Tax sharing or Tax indemnification agreement or arrangement with any person or entity, whether or not written, or (z) has any liability for the Taxes of another person or entity by reason of contract, assumption, successor liability, transferee liability, operation of Law, joint or several liability or otherwise.

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(f)Anti-Terrorism.

(i)Neither such Seller nor its Affiliates, is in violation of any Applicable Laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii)Neither such Seller nor its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State or other U.S. government agencies, all as may be amended from time to time.

(iii)Neither such Seller nor its Affiliates (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in clause (ii) above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv)Such Seller understands and acknowledges that such Seller or its Affiliates may become subject to further anti-money laundering regulations.

(v)Neither such Seller, nor any person controlling or controlled by such Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(g)LLC Interests.  CHP Yuma AZ MOB Member, LLC owns the LLC Interests.  Other than consent of the joint venture partner to the Yuma Loan Assumption Documents, if applicable, no authorization, consent or approval of any member or partner in the Yuma Joint Venture other than such Seller is required in connection with the sale of the LLC Interests to the Buyer.  The LLC Interests being sold pursuant to this Agreement have been validly issued and are fully paid, owned of record by CHP Yuma AZ MOB Member, LLC free and clear of any Liens, and free and clear of, and were not issued in violation of, any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer, except as set forth in that certain Limited Liability Company Agreement, dated as of December 19, 2014, of CHP Cypress Partners I, LLC (the “LLC Joint Venture Agreement”).  There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the LLC Interests, other than pursuant to the LLC Joint Venture Agreement.

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3.2Representations and Warranties of the Sellers as to the Transferred Assets.

Each Seller, for itself solely as it relates to such Seller’s Transferred Assets, hereby represents, warrants and covenants to the Buyer as of the date hereof:

(a)Ownership of Property; Title to Transferred Assets; Sufficiency of Transferred Assets.

(i)Such Seller has, or will have as of the Closing, good and marketable title to such Seller’s Transferred Assets, subject to the Permitted Exceptions.

(b)Material Contracts.  All Material Contracts affecting such Seller’s Assets are set forth by Property on Schedule 3.2(b) attached hereto and the same have not been amended, supplemented or otherwise modified, except as set forth on Schedule 3.2(b) attached hereto.  To Sellers’ Knowledge, such Material Contracts contain the entire agreement between such Seller and the contract vendors, licensors and lessors named therein.  Each of the Material Contracts is in full force and effect, and such Seller has not given or received any written notice of any breach or default under any Material Contract which has not been cured, or with respect to which the relevant right or obligation has not been waived.  To Sellers’ Knowledge, such Seller is not in default of any of its obligations under such Material Contracts and the applicable contract vendors, licensors and lessor named therein are not in default of their respective obligations under the applicable Material Contracts.  To Sellers’ Knowledge, such Seller has delivered or made available to Buyer true, correct and complete copies of all of such Material Contracts.

(c)Leases.  Such Seller has made available to the Buyer the leases, licenses and occupancy agreements (including all amendments, modifications and supplements thereto) with respect to the Properties as described on Schedule 3.2(c) attached hereto.  There are no leases, subleases, licenses or other occupancy agreements to which such Seller is a party for all or any portion of such Seller’s Property, other than the Leases set forth on Schedule 3.2(c) attached hereto.  Such Leases (i) have not been amended, supplemented or otherwise modified except as disclosed in the documents referenced on Schedule 3.2(c) attached hereto, and (ii) contain the entire agreement between the relevant landlord and the applicable tenant named therein with respect to the applicable leasehold interest.  Except as set forth in the Tenant Default and Delinquency Report, to Sellers’ Knowledge as of the Effective Date, Fixed Rent and Additional Rent are currently being collected under such Leases without offset, counterclaim or deduction.  To Sellers’ Knowledge, such Seller has made available to Buyer true, correct and complete copies of the Leases.  Except as set forth on Schedule 3.2(c)(i) attached hereto, all tenant improvements and other construction work to be performed by such Seller under such Leases have been completed.  There are no tenant inducement costs with respect to the Leases of such Seller’s Assets or any renewal thereof except as may be set forth in the Leases.  To Sellers’ Knowledge, there are no operating or common area expense audits or disputes by any Tenants.  No Person has any purchase option, right of first refusal, right of first offer, right of reverter or similar right (collectively, “ROFO/ROFR Options”) under such Leases, except those Tenants having any such ROFO/ROFR Options under the ROFO Documents and ROFR Documents set forth on Schedule B attached hereto.  Except as set forth on the Tenant Default and Delinquency Report, as of the Effective Date, (i) such Seller has not received any written notice from any tenant under a Lease claiming landlord is in default in any material obligations as landlord under such Lease, (ii) to

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Sellers’ Knowledge, except as set forth in the Tenant Default and Delinquency Report, as of the Effective Date there are exists no default by any tenant under any such Lease, and (iii) except as set forth in the Tenant Default and Delinquency Report, as of the Effective Date, such Seller has not (A) entered into any forbearance or similar agreement with any tenant under any Lease or (B) received any Lease Termination Payments as of the date hereof.

(d)Brokerage Commissions.  There are no brokerage commissions, tenant inducement costs or finders’ fees payable by such Seller with respect to the current term of the Leases or the Ground Leases, other than those set forth on Schedule 3.2(d) attached hereto.  Such Seller does not have any agreement with any broker with respect to the current term or any renewal, extended or amended term, except as set forth on Schedule 3.2(d) attached hereto (the “Leasing and Brokerage Agreements”).

(e)Casualty; Condemnation.  There is no unrepaired casualty damage to any of such Seller’s Properties and there is no pending condemnation or similar proceedings or written notices thereof affecting any Property, and, to Sellers’ Knowledge, no action is threatened or contemplated that would constitute a Material Adverse Effect, except as set forth on Schedule 3.2(e) attached hereto.

(f)Litigation.  There are no actions, suits or proceedings pending against or, to Sellers’ Knowledge, threatened against such Seller in any court or before or by an arbitration tribunal or regulatory commission, department or agency which, if adversely determined, would (x) materially adversely affect (i) such Sellers’ ability to consummate the transactions contemplated by this Agreement, (ii) the ownership of any Transferred Asset, or (iii) the operation of a Property, except in each case as set forth on Schedule 3.2(f) attached hereto, or (y) otherwise be binding on the Buyer.

(g)Owners’ Associations.  To Sellers’ Knowledge, such Seller has made available to the Buyer true, correct and complete owners’ association documents and all by-laws in connection with the foregoing, relating to such Seller’s Properties, to the extent the same are in such Seller’s possession (collectively, the “Owners’ Association Documents”).  Such Seller has not received any written notice that it is in default of (x) any material monetary or other material payment amounts owed by such Seller with respect to any Owners’ Associations, or (y) any non-monetary obligations owed by such Seller with respect to any Owners’ Associations or pursuant to any Owners’ Association Documents, and to such Sellers’ Knowledge, it is not in default thereunder.  Other than as provided in the Owners’ Association Documents or as provided in this Agreement, such Seller has no other obligations relating to the Owners’ Associations.

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(h)Ground Leases.  Such Seller has made available to the Buyer true, correct and complete copies of the Ground Leases (including all amendments, modifications and supplements thereto) with respect to such Seller’s Properties as described on Schedule 3.2(h) attached hereto.  There are no Ground Leases to which such Seller is a party for all or any portion of such Seller’s Properties, other than the Ground Leases set forth on Schedule 3.2(h) attached hereto.  Such Ground Leases (i) have not been amended, supplemented or otherwise modified except as disclosed in the documents referenced on Schedule 3.2(h) attached hereto and (ii) contain the entire agreement between the relevant Ground Lessor and the ground lessee named therein with respect to the applicable leasehold interest.  Except as set forth in the Tenant Default and Delinquency Report, to Sellers’ Knowledge as of the Effective Date, rent is currently being paid under such Ground Leases without offset, counterclaim or deduction.  Except as set forth on Schedule 3.2(h)(i) attached hereto, all material ground lease improvements and other construction work to be performed by such Seller under such Ground Leases have been completed.  No Person has any ROFO/ROFR Options under the Ground Leases, except those Ground Lessors having any such ROFO/ROFR Options under the ROFO Documents and ROFR Documents set forth on Schedule B attached hereto.  Such Seller is not in default under any Ground Lease Document and, except as set forth on Schedule 3.2(h)(ii) attached hereto or in the Tenant Default and Delinquency Report, as of the Effective Date, there exists no material default by any Ground Lessor under any such Ground Lease.

(i)Ownership of the Personal Property.  Such Seller has good and valid title to the Personal Property, which in each case shall be free and clear of all Liens as of the Closing Date, other than Permitted Exceptions.  Such Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any of the Personal Property.

(j)Compliance with Law.  Such Seller has not received any written notice of a material violation of any Applicable Law with respect to the Portfolio, including any applicable fire, health, building, use, occupancy or zoning laws, regulations, ordinances and codes with respect to such Seller’s Property, which has not been cured or dismissed or would materially and adversely impact the Buyer’s use of the Property except for those set forth on Schedule 3.2(j) attached hereto.  To Sellers’ Knowledge, such Seller is and has been in compliance in all material respects with all Applicable Laws in connection with the conduct or operation of the Portfolio and the ownership or use of the Transferred Assets.

(k)Environmental Matters.  Except as (i) contained in any environmental assessment report made available by Sellers to the Buyer prior to the Effective Date, (ii) expressly disclosed in writing by Sellers to the Buyer prior to the Effective Date, or (iii) as contained in any report prepared by the Buyer’s environmental engineers or consultants, such Seller has not received any written notice from any Governmental Authority or other Person of any Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to such Seller’s Property and, to Sellers’ Knowledge and except as contained in any environmental assessment report, such Seller’s Property is not in material violation of any Environmental Laws.

(l)Bankruptcy.  No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to such Seller or such Seller’s Property is pending, or, to Sellers’ Knowledge, is being threatened against such Seller by any Person.  To Sellers’ Knowledge, no Tenant or Ground Lessor is a party to any bankruptcy proceeding.

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(m)Security Deposits.  Attached hereto as Schedule 3.2(m) is a true, correct and complete list of the security deposits (whether in the form of cash, letter of credit or otherwise) under the Leases being held by the Sellers, organized by Property and by Tenant.

(n)Tenant Default and Delinquency Report.  Attached hereto as Schedule 3.2(n) is a true and to Sellers’ Knowledge, correct and complete report setting forth as of the Effective Date, all arrearages in excess of thirty (30) days under the Leases.  Sellers shall provide an update of Schedule 3.2(n) at and as of Closing.

(o)Insurance.  Such Seller’s insurance policies (including such Seller’s casualty insurance and lost rent insurance) covering such Seller’s Property, are in full force and effect, all premiums due with respect thereto have been paid and no written notice of cancellation has been received with respect thereto.

(p)Unpaid Claims.  As of the Effective Date, there are no unpaid bills, claims or Liens in connection with any construction or repair of such Seller’s Property except for those that are not yet due and payable, or are due and payable but not yet delinquent, or that are being contested in good faith by appropriate proceedings or as otherwise described on Schedule 3.2(p) attached hereto.

(q)Sales and Use Tax. Such Seller has paid or will pay all sales and use and other similar Taxes for which Seller is liable.

3.3Operations Prior to the Closing.

From the date hereof until Closing, each of the Sellers shall:

(a)Insurance.  Keep such Seller’s Assets insured against fire and other hazards, and public liability insurance with respect to damage or injury to persons or property occurring on such Seller’s Property, as covered by the insurance policies maintained by such Seller on the Effective Date and as required by any Lease or Ground Lease.

(b)Operation.  Operate and maintain such Seller’s Property, and perform all maintenance and repair, in a businesslike manner and materially in accordance with such Seller’s past practices with respect to such Seller’s Property, but subject to normal wear and tear.

(c)New Contracts.  Not enter into any new contracts relating to such Seller’s Assets, nor amend, supplement, terminate or otherwise modify any Material Contract (x) prior to the expiration of the Inspection Period, without providing prior written notice to the Buyer, and (y) from and after the expiration of the Inspection Period, without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer’s sole discretion, unless (i) such contract is in the ordinary course consistent with past practices, (ii) such contract contains a thirty (30) day termination provision and provides for total payments which are in no event greater than $50,000, or (iii) is reasonably necessary to preserve the safety of the Tenants or the Property; provided that in the case of clause (ii), (A) such new contract is entered into at no cost to the Buyer and (B) such Seller shall provide the Buyer with prompt written notice of any such contract, along with a copy thereof.  Notwithstanding anything to the contrary in this Section 3.3(c) attached hereto, in no event shall such Seller enter in any leasing or brokerage agreement without

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the Buyer’s prior written consent, which consent may be granted or withheld in the Buyer’s sole discretion.  If such Seller enters into any contract after the expiration of the Inspection Period with the approval of the Buyer or as otherwise permitted in accordance with the terms of this Section 3.3(c), then such new contract shall be included in the definition of “Contracts”.  If the Buyer does not reject or approve a contract or Contract amendment within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have rejected such new contract or Contract amendment.

(d)New Leases.  Continue its present rental program and efforts at such Seller’s Property to rent vacant space in accordance with past practices; provided that (x) prior to the expiration of the Inspection Period, and only if such Lease is included on Schedule 10.7 and is consistent with the terms described thereon, without providing prior written notice to the Buyer, and (y) from and after the expiration of the Inspection Period, without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer’s reasonable discretion, such Seller shall not (i) execute any new lease, license or other occupancy agreement, (ii) amend, supplement, terminate, accept the surrender of, renew or otherwise modify any Existing Lease, (iii) approve any assignment or sublease of any Existing Lease, or (iv) waive any material right or obligation thereunder; provided, however, that, in the case of any amendment, supplement, termination, surrender, renewal or modification of any Existing Lease as set forth in clause (ii) above, if such Existing Lease expressly and specifically sets forth the terms of any such amendment, supplement, termination, surrender, renewal or modification and requires the landlord under the Lease to acknowledge or counter-sign the same, in which case, the Buyer’s consent shall not be required, but Seller shall provide the Buyer with written notice of (and to the extent such amendment, supplement or modification modifies the rental terms of such Lease which rental amount is not specifically stated in such Lease, the Buyer shall have an opportunity to review and comment upon) such amendment, supplement, termination, surrender, renewal or modification at least five (5) Business Days prior to the date of execution.  If such Seller enters into any new lease, license or other occupancy agreement, or renews any Existing Lease (each such new lease, license, occupancy agreement and renewal, a “New Lease”) after the Effective Date in accordance with the terms of this Section 3.3(d), then each such lease, license, occupancy agreement and renewal shall be included in the definition of “Leases” herein and added to Schedule 3.2(c) attached hereto, shall be assigned to and assumed by the Buyer at the Closing in accordance with this Agreement.  If the Buyer does not reject a new lease, license, occupancy agreement, renewal or a Lease amendment within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such new lease, license, occupancy agreement, renewal or Lease amendment.

(e)Litigation; Violations.  Advise the Buyer promptly of any receipt of written notice of any, or material updates in respect of pending, litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority which affects any of such Seller’s Property or has a Material Adverse Effect on such Seller’s ability to consummate the transactions, in whole or in part, as contemplated by this Agreement.  Such Seller shall deliver to the Buyer, promptly after receipt thereof, copies of any written notices of violations or other notices regarding any of such Seller’s Property received by such Seller.  Such Seller may not settle any claim or compromise any litigation or proceeding affecting any Asset without the prior approval of the Buyer, which approval shall not be unreasonably withheld, conditioned or delayed; provided that any such settlement shall not have any Material Adverse Effect upon (i) such Seller’s ability to consummate the transactions contemplated by this Agreement, (ii) such Seller’s ownership of any Asset or any Property or (iii) the operation or value of any of such Seller’s Property or Asset or the Portfolio.

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(f)Performance.  Perform, or cause their agents to perform, in all material respects, all obligations of landlord under the Leases, and lessee under the Ground Leases, and of each Seller’s or its Affiliate’s obligations under the Contracts.

(g)Management, Leasing Agreements and Contracts.  At Closing, provide notices of termination, in accordance with their respective terms, for the Terminated Contracts, and, to the extent the same relate to such Seller’s Properties, the Leasing and Brokerage Agreements affecting such Seller’s Property to which such Seller or its Affiliate is party, at or prior to the Closing.  All leasing and brokerage fees, termination fees and any other costs and expenses relating to such Leasing and Brokerage Agreements and any related terminations shall be the responsibility solely of Buyer, and the Seller shall have no responsibility or liability therefor; provided, however, Buyer shall receive a credit against the Purchase Price at the Closing in an amount equal to 50% of the applicable termination fee shown on Schedule 3.3(g) with respect to each Property conveyed at Closing subject to a termination fee (“the “Property Management Credit”).

(h)New Financing.  Without the prior written consent of Buyer, create, incur or suffer to exist any deed of trust, mortgage, lien, pledge or other encumbrance in any way affecting any portion of such Seller’s Property, other than the Permitted Exceptions, unless the same shall be satisfied and released at or prior to the Closing.

(i)Taxes, Charges, etc.  Continue to pay or cause to be paid all Taxes, water and sewer charges, utilities and obligations under the Contracts when due, and with respect to the Joint Venture, not make any material income Tax elections, enter into any settlement or agreement with an income taxing authority, file any income or other material Tax return, or take any other material action that is inconsistent with the Joint Venture’s past practices with respect to Taxes.

(j)Transfers.  Not transfer, sell or otherwise dispose of such Seller’s Property, or any item of such Seller’s Personal Property, or any interest in any of the foregoing, in each case, except as expressly permitted in accordance with Section 14.6, without the prior written consent of the Buyer, except for the use and consumption of inventory and other supplies, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business and except for any ROFO Asset being purchased by a ROFO Party and any ROFR Asset being purchased by a ROFR Party.

(k)Zoning.  Not initiate or consent to any material zoning reclassification of any Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Property without the Buyer’s prior written consent, which consent may be granted or withheld in the Buyer’s sole discretion.

(l)Information; Additional Rights.  Subject to the applicable limitations set forth in this Agreement, until the Closing or earlier termination of this Agreement, allow the Buyer to:

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(i)review and approve (with such approval not to be unreasonably withheld, conditioned or delayed and shall be assumed given should Buyer fail to respond to a written request for approval within ten (10) Business Days following submission) any annual budgets in excess of 10% of the 2018 budget costs, any development plans in excess of 10% of the 2018 plan costs, if any, and leasing plans in excess of 10% of the 2018 plan costs with respect to the Properties and to offer input and suggestions relating to the foregoing; provided that such rights will not require the Sellers to operate the Properties in a substantially different manner than the current operations of the Properties nor obligate the Sellers to make or incur any capital expenditures at the Properties unless required by law;

(ii)generally discuss and consult (including calling meetings) with, and provide advice with respect to, material matters relating to the Properties with representatives of the Sellers designated by Sellers and the right to submit business proposals or suggestions to such parties;

(iii)receive financial statements, operating reports, Tenant Default and Delinquency Reports, leasing pipeline reports, budgets or other financial reports relating to the Properties which are prepared by or for the Sellers in the ordinary course of business;

(iv)request such other additional information relating to the Properties at reasonable times and intervals in light of the Sellers’ normal business operations concerning the general status of the financial condition and operations of the Properties, but only to the extent such information is reasonably available to the Sellers and in a form consistent with the manner in which the Sellers then maintain such information; and

(v)review and approve the settlement of any tenant audit disputes the settlement of which may alter or affect “base year” amounts payable by Tenants under Leases.

(m)ROFO/ROFR Waivers.  No later than five (5) Business Days following the date hereof, distribute the request for the waivers and acknowledgements in respect of any applicable ROFR Asset (or any applicable ROFO Asset for which a previous waiver is ineffective due to a change in the Allocated Asset Value of a ROFO Asset from what was included in a previous waiver) to the applicable Tenant or Ground Lessor pursuant to the applicable Lease, and concurrently provide copies thereof to the Buyer.

(n)Ground Lease.  Not amend, supplement, terminate or otherwise modify any Ground Lease (x) prior to the expiration of the Inspection Period, without providing prior written notice to the Buyer, and (y) from and after the expiration of the Inspection Period, without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer’s sole discretion.

(o)Notices.  Provide the Buyer with copies of (i) any default letters sent by or at the direction of such Seller or any Affiliate thereof to or received by any such Seller (or Affiliates thereof) from Tenants or with respect to any Ground Lease, (ii) correspondence received by any such Seller (or Affiliate thereof) from a Tenant that it is discontinuing operations at such Seller’s Property or seeking to re-negotiate or amend its Lease, (iii) any material correspondence to or from any Ground Lessor, (iv) notices of bankruptcy filings received by any such Seller (or Affiliate thereof) with respect to any Tenant or any Ground Lessor, and (v) any default letters or other material notices or material correspondence that could reasonably be expected to pertain to these transactions or this Agreement.

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3.4Tenant Estoppels.

(a)Each Seller shall prepare and deliver to each Tenant at such Seller’s Property an estoppel certificate in the applicable form attached hereto as Exhibit A or, with respect to those Leases that contain a required form of specific estoppel that is attached as an exhibit to such Lease, the form of estoppel attached to such Lease (a “Tenant Estoppel”), and request each such Tenant to execute and deliver the Tenant Estoppel to such Seller.  Each Seller shall use commercially reasonable efforts to obtain the prompt return of the executed Tenant Estoppels from each Tenant at such Seller’s Property prior to the Closing, without the obligation to make any payments or grant any concessions under the Leases.  If a Tenant returns an executed Tenant Estoppel to such Seller, such Seller shall promptly deliver to the Buyer, or make available on Seller’s transaction website, a copy of such executed Tenant Estoppel following such Seller’s receipt of such Tenant Estoppel.

(b)It shall be a condition to the Buyer’s obligation to close the sale and purchase of the Portfolio that, on or before the Closing Date, Sellers deliver Tenant Estoppels (which Tenant Estoppels shall be consistent with the representations and warranties of Sellers set forth in this Agreement with respect to the applicable Tenant Lease, except to the extent that the failure of which would not result in a Material Adverse Effect) to the Buyer from Tenants whose Leases comprise in the aggregate at least eighty percent (80%) of the Portfolio’s remaining base rental income over the lease term (excluding any renewal term(s) unless such renewal option has been effectively exercised by the Tenant) as of the Effective Date.  No Tenant Estoppel shall be dated earlier than forty-five (45) days prior to the Closing Date and no such estoppel shall allege any material defaults by the Sellers or accrued and outstanding offsets or defenses under the relevant Lease or contain any materially adverse deviations between (A) the information specified in said Tenant Estoppel, and (B) (x) the representations and warranties of the Sellers set forth in this Agreement or (y) the Leases to which such Tenant Estoppel relate.

3.5Owners’ Associations and REAs.

(a)Sellers shall not initiate, approve or consent to any agreement or waiver or the execution of any document or instrument that would be considered an Owners’ Association Document, if any such agreement, waiver, document or instrument would (i) materially increase or adversely modify in any way the obligations of Sellers, or decrease or reduce the rights of Buyer, relating to the Properties being acquired at Closing, (ii) result in the creation of a new Owners’ Association, or (iii) amend, modify, extend, surrender, terminate or renew any Owners’ Association Document, without the prior written consent of the Buyer, which consent may be withheld in the Buyer’s sole discretion.  If the Buyer does not reject or approve the execution of any document or instrument referred to in this Section 3.5 within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such document or instrument.

(b)Sellers shall use their commercially reasonable efforts to assist the Buyer in obtaining estoppel certificates from each Owners’ Association listed on Schedule 3.5 and such other acknowledgments, documents and instruments the Buyer may reasonably require from such Owners’ Association in connection with the transactions contemplated by this Agreement and any Buyer’s related financing, including, (i) executing or facilitating the execution of any documents

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or instruments required under the Owners’ Association Documents in connection with the transfer of the Properties to the Buyer, (ii) causing any officer or director of any Owners’ Association or related board that is a representative of the Sellers or the Property, if any, to resign his or her position as an officer or director, (iii) executing or facilitating any documents or instruments required under the Owners’ Association Documents in order to assign to Buyer (or its designee) all of a Seller’s (or any of its Affiliate’s) interest as developer, declarant or other similar entity, if any, under the Owners’ Association Documents and (iv) facilitating the appointment of the Buyer’s and its Affiliates’ representatives as replacement officers or directors to the extent permitted under the applicable Owners’ Association Documents.

(c)Sellers shall use their commercially reasonable efforts to assist the Buyer in obtaining estoppel certificates from the applicable parties under each REA and such other acknowledgments, documents and instruments the Buyer may reasonably require from such parties to such REA in connection with the transactions contemplated by this Agreement and any Buyer related financing, including (i) executing or facilitating the execution of any documents or instruments required under the REAs in connection with the transfer of the Properties to the Buyer, and (ii) executing or facilitating any documents or instruments required under the REAs in order to assign all of a Seller’s (or any of its Affiliate’s) interest as developer, declarant or other similar entity, if any.

3.6Ground Lessor Consent and Estoppel.

(a)Each Seller, as applicable, shall prepare and deliver to each Ground Lessor a consent to assignment of the applicable ground lease (if required) and estoppel certificate in substantially the form provided to such Seller upon its acquisition of its ground lease interest in the applicable Ground Lease Property (the “Ground Lessor Consent and Estoppel”) and request each such Ground Lessor to execute and deliver the Ground Lessor Consent and Estoppel to such Seller.  Each Seller shall use commercially reasonable efforts to obtain the prompt return of the executed Ground Lessor Consent and Estoppels from each Ground Lessor, without the obligation to make any payments not contemplated by the applicable Ground Lease or grant any concessions under the Ground Leases.  If a Ground Lessor returns an executed Ground Lessor Consent and Estoppel to such Seller (or objects thereto), such Seller shall promptly deliver to the Buyer, or make available on such Seller’s transaction website, a copy of such executed Ground Lessor Consent and Estoppel following such Seller’s receipt of such Ground Lessor Consent and Estoppel.

(b)It shall be a condition to the Buyer’s obligation to close the sale and purchase of the Portfolio that, on or before the Closing Date, the Sellers deliver to the Buyer Ground Lessor Consent and Estoppels in substantially the form provided by Seller, with only de minimus modifications thereto, from one hundred percent (100%) in the aggregate of the Ground Lessors under the Ground Leases; provided, however, that Buyer may, in its sole discretion, waive the requirement set forth in this Section 3.6(b).

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3.7Yuma Joint Venture Interest Matters.

In respect of the applicable Seller’s interests in the Yuma Joint Venture, such Seller shall, no later than ten (10) Business Days following the date hereof, notify the joint venture partner of such Seller’s agreement to sell the LLC Interests in the Yuma Joint Venture to Buyer pursuant to this Agreement.  In the event that the joint venture partner desires to participate in the sale of its interests in the Yuma Joint Venture, then, rather than the applicable Seller’s LLC Interests, the Buyer shall purchase fee simple interest in the Yuma MOB Property for the Allocated Asset Value set forth on Schedule 2.6.  In the event that the joint venture partner declines to sell its interests as contemplated herein, then (i) the applicable Seller’s LLC Interests shall continue to be included as a part of the transactions contemplated by this Agreement, (ii) the Buyer shall receive a credit at the Closing in an amount equal to (x) the Allocated Asset Value for the Yuma MOB Property, less (y) the value of the LLC Interests as calculated in accordance with the terms of the LLC Joint Venture Agreement, (iii) the applicable Seller shall cause all of the officers and managers and the tax matters member of CHP Yuma AZ MOB Owner, LLC to deliver resignations to the Buyer effective as of the Closing Date (the “Yuma Resignations”), and (iv) the Buyer shall cause the organization/formation/foreign qualification documents of the Joint Venture and CHP Yuma AZ MOB Owner, LLC to be amended to reflect the removal of “CHP” from the name of such entities (the “Yuma Corporate Document Amendments”), and shall cause the Yuma Corporate Document Amendments to be filed with each applicable secretary/department of state no later than ten (10) Business Days following the Closing Date, which obligation shall expressly survive the Closing. Further, in the event that the joint venture partner declines to sell its interests as contemplated herein, (A) the applicable Seller shall cause the Yuma Joint Venture to allocate all items of income, gain, loss, deduction and credit attributable to the LLC Interests between the applicable Seller and the Buyer on a closing of the books basis as of the Closing Date pursuant to Section 706 of the Code, (B) the applicable Seller shall cause the Yuma Joint Venture to make an election pursuant to Section 754 of the Code (and any analogous state or local elections) effective for the taxable year of the Joint Venture in which the Closing Date occurs; (C) the applicable Seller shall prepare or cause to be prepared, at such Seller’s expense, on a timely basis all Tax returns of the Yuma Joint Venture for calendar year 2018 in a manner consistent with past practice, except as otherwise required by Law; provided, that such Seller shall provide Buyer with a copy of each such Tax return, along with supporting documentation, at least twenty (20) days prior to the due date of such Tax return for Buyer’s review and comment and consent to filing the same (which consent shall not be unreasonably withheld, conditioned or delayed); and (D) the Buyer shall prepare or cause to be prepared, at Buyer’s expense, on a timely basis all Tax returns of the Yuma Joint Venture for calendar year 2019 as required by Law; provided, that Buyer shall provide the applicable Seller with a copy of the 2019 Tax return (or that portion relating to the portion of 2019 for which such Seller is responsible), along with supporting documentation, at least twenty (20) days prior to the due date of such Tax return for such Seller’s review and comment and consent to filing the same (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that clauses (C) and (D) of this Section 3.7 shall only apply to income, franchise or similar Tax returns.

Article IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

4.1Representations and Warranties of the Buyer.

The Buyer hereby represents, warrants and covenants to the Sellers:

(a)Formation; Existence.  Buyer is duly organized, validly existing and in good

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standing under the laws of its state of formation, and the Buyer, or its applicable Designated Subsidiary, is qualified to do business in the states where the Properties acquired by Buyer or such Designated Subsidiary are located.

(b)Power; Authority.  It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Portfolio and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer.  This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)No Consents.  No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person, court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby and the failure to obtain the same would prohibit Buyer from fulfilling its obligations under this Agreement.

(d)No Conflicts.  The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Portfolio, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties, whereby such conflict or violation would in any way prohibit Buyer from fulfilling its obligations under this Agreement.

(e)Bankruptcy.  No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to Buyer or, to Buyer’s knowledge, is being threatened against Buyer by any Person.

(f)Anti-Terrorism.

(i)Neither the Buyer nor, to Buyer’s knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.

(ii)Neither the Buyer nor, to Buyer’s knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State or other U.S. government agencies, all as may be amended from time to time.

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(iii)Neither the Buyer nor, to Buyer’s knowledge, its Affiliates (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv)The Buyer understands and acknowledges that the Buyer may become subject to further anti-money laundering regulations.

(v)Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(g)Sufficient Funds.  Buyer has access to, and shall have at the Closing, sufficient cash or lines of credit available to pay the Sellers the Cash Consideration Amount, and any and all amounts required to be paid by the Buyer in connection with the consummation of the transaction contemplated by this Agreement and any related fees and expenses payable by the Buyer pursuant to this Agreement.

4.2Covenant of the Buyer.

Within thirty (30) days following the Closing, Buyer will cease using any CNL-branded marks located at the Property.

Article V
CONDITIONS PRECEDENT TO CLOSING

5.1Conditions Precedent to Sellers’ Obligations.

The obligation of the Sellers to consummate the transfer of the Portfolio to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:

(a)Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, such representations and warranties shall be true and correct in all respects as of such specific date), except for breaches or inaccuracies that would not reasonably be expected to have a Material Adverse Effect on the Buyer or impair or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement or the Closing Documents or otherwise perform its obligations under this Agreement or the Closing Documents;

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(b)The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing;

(c)The Sellers shall have received all of the applicable documents required to be delivered by the Buyer under Article VI; and

(d)No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Portfolio or the consummation of any other transaction contemplated hereby.

5.2Conditions Precedent to the Buyer’s Obligations.

The obligation of the Buyer to purchase and pay for the Portfolio is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

(a)Each of the representations and warranties made by each Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, such representations and warranties shall be true and correct in all respects as of such specific date), except to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect;

(b)Each Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by such Seller on or before the Closing;

(c)No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Portfolio or the consummation of any other transaction contemplated hereby;

(d)Title to the applicable Properties to be purchased and sold at the Closing shall be delivered to the Buyer in the manner required under Section 8.1;

(e)The Buyer shall have received all of the applicable documents required to be delivered by the Sellers under Article VI;

(f)The Buyer shall have received the Tenant Estoppels required pursuant to Section 3.4 (except to the extent such requirement has been waived by the Buyer);

(g)The Title Company shall be prepared, and irrevocably committed, to issue each applicable Title Policy; and

(h)The Buyer shall have received the Ground Lessor Consents and Estoppels required pursuant to Section 3.6 (except to the extent such requirement has been waived by the Buyer).

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5.3Frustration of Closing Conditions.

Neither the Sellers nor the Buyer may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to cause the applicable conditions to Closing of the other party to be satisfied.

5.4Waiver of Closing Conditions.

Upon the occurrence of the Closing, any condition set forth in this Article V that was not satisfied as of Closing shall be deemed to have been waived as of Closing for the applicable Asset.

Article VI
CLOSING DELIVERIES

6.1Buyer Deliveries.

(a)At the Closing, the Buyer shall deliver the following documents:

(i)a duly executed and sworn Officer’s Certificate from the Buyer certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(ii)an executed Incumbency Certificate from the Buyer certifying the authority of the officers or authorized signatories of the Buyer (or the general partner of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Sellers at the Closing;

(b)The Buyer shall deliver the following documents at the Closing:

(i)the Cash Consideration Amount in respect of the Transferred Assets to be purchased and sold at the Closing, less the Earnest Money, Good Faith Deposit, and any interest earned thereon, and all other amounts due to the Sellers hereunder;

(ii)with respect to each Property:

(A)an assignment and assumption of landlord’s interest in the Leases (an “Assignment of Leases”), duly executed by the Buyer, in substantially the form of Exhibit B attached hereto;

(B)an assignment and assumption of the Assumed Contracts (an “Assignment of Contracts”), duly executed by the Buyer, in substantially the form of Exhibit C hereto;

(C)a notice letter to each Tenant (the “Tenant Notices”), duly executed by the Buyer, in the form of Exhibit D attached hereto notifying such Tenant of the assignment and assumption of the applicable Lease(s);

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(D)an association assignment and assumption agreement with respect to any Owners’ Association, as applicable, in a form reasonably acceptable to Sellers and Buyer (“Association Assignment”);

(E)a notice letter to each Ground Lessor under a Ground Lease (the “Ground Lease Notices”), duly executed by the Buyer, in the form of Exhibit E attached hereto, notifying such Ground Lessor of the assignment and assumption of the applicable Ground Lease(s);

(F)for each Ground Leased Property, an assignment and assumption of lessee’s interest in the respective Ground Lease (an “Assignment of Ground Leases”), duly executed by the Buyer, in substantially the same format as provided to Seller upon its acquisition of such Ground Lease;

(iii)a closing statement in respect of the Transferred Assets to be purchased and sold at the Closing, prepared and approved by the Sellers and the Buyer, consistent with the terms of this Agreement and duly executed by the Buyer (the “Closing Statement”);

(iv)such other customary assignments, instruments of transfer, and other documents as the Buyer, Seller and/or Escrow Agent reasonably agree are required in order to complete the transactions contemplated hereunder;

(v)all transfer Tax returns, to the extent required by law and the regulations issued pursuant thereto, in connection with the payment of all state or local real property transfer or similar taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the relevant Sellers and duly executed by the Buyer; and

(vi)if applicable, (A) an assignment and assumption agreement, in form and substance reasonably acceptable to the Buyer and the Sellers, duly executed by the Buyer, in respect of the LLC Interests, (B) any and all Yuma Loan Assumption Documents required in connection with the assumption by Buyer of the applicable Seller’s obligations under the Yuma MOB Loan (if applicable), and (C) executed copies of the Yuma Corporate Document Amendments (if applicable).

6.2Sellers Deliveries.

(a)At the Closing, the Sellers shall deliver the following documents:

(i)a duly executed Secretary’s Certificate from each Seller (or the general partner of such Seller, where appropriate) certifying that such Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended; and

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(ii)an executed Incumbency Certificate from each Seller (or the general partner of such Seller, where appropriate) certifying the authority of the officers of such Seller (or the general partner or managing member of such Seller, where appropriate) to execute this Agreement and the other documents delivered by such Seller to the Buyer at the Closing;

(b)The Sellers shall deliver the following documents at the Closing (solely in respect of the Transferred Assets to be purchased and sold at the Closing):

(i)with respect to each Property that is a Fee Property, a special/limited warranty deed (a “Deed”) in the form statutorily prescribed by the applicable jurisdiction and reasonably approved by the Buyer, duly executed by the relevant Seller, which deed, upon proper recording by the Buyer, shall be sufficient to transfer and convey to the Buyer (or a Designated Subsidiary) all of the relevant Seller’s rights in the Property subject only to the Permitted Exceptions with reference to such Property;

(ii)with respect to each Ground Lease Property, an improvements only deed as required by Applicable Law (an “Improvement Deed”) in the form statutorily prescribed by the applicable jurisdiction and reasonably approved by the Buyer, duly executed by the relevant Seller, which Improvement Deed, upon proper recording by the Buyer, shall be sufficient to transfer and convey to the Buyer (or a Designated Subsidiary) all of the relevant Seller’s rights in the improvements on the Ground Lease Property subject only to the Permitted Exceptions with reference to such Ground Lease Property;

(iii)A FIRPTA Certificate from each Seller in the form of Exhibit G attached hereto; provided, that in the event the LLC Interests are transferred to Buyer, the FIRPTA Certificate of the Seller of the LLC Interests shall be modified in a manner mutually acceptable to the applicable Seller and Buyer and shall also establish such Seller’s status as a non-foreign person for purposes of Section 1446(f) of the Code;

(iv)if applicable, (A) an assignment and assumption agreement, in form and substance reasonably acceptable to the Buyer and the Sellers, duly executed by the relevant Seller, in respect of the LLC Interests, (B) the Yuma Resignations, (C) a consent of the Yuma joint venture partner to the admission of Buyer or its designee to the joint venture and acknowledging such party’s right to exercise all rights and powers of the Seller entity following such assignment becoming effective, and (D) an estoppel from the Yuma joint venture partner in form and content reasonably acceptable to Buyer and, at a minimum, stating that there are no partner loans to the joint venture.

(v)with respect to each Property:

(A)a bill of sale (a “Bill of Sale”), duly executed by the relevant Seller, in the form of Exhibit F attached hereto, relating to all fixtures, chattels, equipment and articles of personal property owned by the relevant Seller which as of the Closing Date are located upon or attached to the Property;

(B)an Assignment of Leases, duly executed by the relevant Seller, in the form of Exhibit B attached hereto, together with the original Leases;

(C)an Assignment of Contracts, duly executed by the relevant Seller, in the form of Exhibit C attached hereto;

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(D)an assignment of all warranties, permits, licenses and other Asset-Related Property in the form of Exhibit H attached hereto (an “Assignment of Asset-Related Property”);

(E)an Association Assignment, duly executed by the relevant Seller, together with evidence of the resignation, effective as of Closing, of all of Sellers’ employees, managers, officers, and/or Affiliates from all offices or directorships (or similar roles) arising under any Owners’ Association or Owners’ Association Documents, if any;

(F)the Tenant Notices and Ground Lessor Notices, duly executed by Seller, as applicable;

(G)all keys to each Property which are in the Sellers’ possession shall be transferred at a mutually agreed upon location;

(H)all security deposits and letters of credit as provided in Section 10.2(a) hereof;

(I)for each Ground Lease Property, an Assignment of Ground Lease, duly executed by the relevant Seller;

(vi)the Closing Statement, duly executed by the Sellers;

(vii)if the Yuma MOB Lender consents to the assumption by Buyer of the applicable Seller’s obligations under the Yuma MOB Loan, any and all documents, agreements and instruments required in order to effectuate the assignment and assumption of the Yuma MOB Loan (collectively, the “Yuma Loan Assumption Documents”), including, without limitation, payment of the assumption fee required pursuant to the Yuma MOB Loan.

(viii)such other customary assignments, instruments of transfer, and other documents as the Buyer, Seller and/or Escrow Agent reasonably agree are required in order to complete the transactions contemplated hereunder;

(ix)all transfer tax returns and other statutorily-mandated forms which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer or similar taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by the relevant Seller; provided, that each such tax return prepared by Seller shall be submitted to Buyer for its review, comment and consent to filing (such consent not to be unreasonably withheld, conditioned or delayed) at least 10 Business Days prior to the Closing Date;

(x)an IRS Form W-9 properly executed by Seller Agent;

(xi)an owner’s affidavit in such form as reasonably required by the Title Company so as to allow the Title Company to delete the so-called “standard exceptions” from the Title Policy; and

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(xii)such other affidavits or documents in order to allow the Title Company to issue such endorsements as Buyer may reasonably request or as otherwise reasonably requested by the Title Company and in each case reasonably acceptable to Sellers in connection with Closing.

6.3Assignment of Certain Transferred Assets.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, sell, convey, sublicense or transfer any Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party (including any Governmental Authority), would constitute a breach of, or other contravention under, any Transferred Asset or a violation of Applicable Law, be ineffective with respect to any party thereto or in any way adversely affect the rights of any Seller or any Affiliate of the Sellers or of the Buyer thereunder.  With respect to any such Transferred Asset (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, the Sellers shall use commercially reasonable efforts (and the Buyer shall assist the Sellers upon reasonable request, at the Sellers’ cost) to obtain any and all required consents for the assignment, partial assignment, transfer or sublicense of such Transferred Asset to the Buyer, or written confirmation from such parties reasonably satisfactory in form and substance to the Sellers and the Buyer confirming that such consent is not required; it being understood and agreed, and Buyer acknowledges that, no representation, warranty, covenant or agreement of any Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) the termination of any Contract as a result of the actions taken pursuant to this Section 6.3 or (iii) any lawsuit, action, proceeding or investigation commenced or threated by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination.  Neither Sellers nor the Buyer shall be required to make any payment of money or other transfer of value to any third party.  If a required consent is not obtained prior to the Closing with respect to any such Transferred Asset, the Sellers (assisted by the Buyer upon reasonable request) will (and will cause their applicable Affiliates to) continue (for a period not to exceed six (6) months) to use commercially reasonable efforts to obtain such consent as promptly as practicable after Closing.  Except as otherwise provided in this Agreement, until such time as all such consents have been obtained, the Sellers and the Buyer will (and will cause their applicable Affiliates to) cooperate to enter into a lawful and reasonable arrangement under which the Sellers shall use commercially reasonable efforts to provide the Buyer, at no cost to the Sellers or the Buyer, with the economic benefits of such Transferred Asset by enforcing such Transferred Asset (solely at the Buyer’s direction) for the benefit and at the expense of the Buyer (and the Buyer shall assume the obligations of the applicable Seller under, and bear the economic burdens associated with, such Transferred Asset that are attributable to any period from and after the applicable Effective Time and indemnify the Sellers in connection therewith).  The Sellers shall have no obligations under this Section 6.3 after the date that is six (6) months following the Closing Date.

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Article VII
AS-IS SALE

7.1Examination.

In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by any Seller, any partner of any Seller, or any affiliate, agent, employee, officer, director, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent any Seller or any of its affiliates, with respect to the Transferred Assets or any other matter affecting or relating to the transactions contemplated hereby, other than those representations, warranties or statements expressly set forth in this Agreement and any Deed.  The Buyer acknowledges and agrees that, except as expressly set forth in this Agreement and any Deed, no Seller makes any representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Transferred Assets, including any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, Tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Transferred Assets with governmental laws, the truth, accuracy or completeness of the Transferred Assets documents or any other information provided by or on behalf of Sellers to the Buyer, or any other matter or thing regarding the Transferred Assets.  The Buyer represents to Sellers that the Buyer has conducted such investigations of the Transferred Assets, including but not limited to, the physical and environmental conditions of the Properties, as the Buyer deems necessary to satisfy itself as to the condition of the Transferred Assets and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon the same and not upon any information provided by or on behalf of Sellers or their agents or employees with respect thereto, other than such representations, warranties and covenants of Sellers as are expressly set forth in this Agreement and any Deed.  Subject to the express representations of Sellers herein and the provisions set forth herein and contained in any Deed, upon Closing, the Buyer shall assume the risk that adverse matters, including, but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by the Buyer’s investigations, and the Buyer, upon Closing, shall be deemed to have waived, relinquished and released Sellers and Sellers’ Related Entities from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which the Buyer or any agent, representative, affiliate, employee, director, officer, partner, member, servant, shareholder or other person or entity acting on the Buyer’s behalf or otherwise related to or affiliated with the Buyer might have asserted or alleged against Sellers and/or Sellers’ Related Entities at any time by reason of or arising out of any latent or patent construction defects, physical conditions (including environmental conditions), the Leases and the Tenants, violations of any Applicable Laws (including any Environmental Laws) or any and all other acts, omissions, events, circumstances or matters regarding the Transferred Assets.  Except as expressly set forth herein (including, without limitation, with respect to any indemnification obligations of Sellers set forth herein) or in any Deed, the Buyer shall not look to Sellers or any of Sellers’ Related Entities in connection with the foregoing for any redress or relief.  The foregoing release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes

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of action.  Notwithstanding anything contained herein (including the foregoing releases), in no event shall Buyer be deemed to have released Sellers or Sellers’ Related Entities from fraud.  THE BUYER AGREES THAT THE TRANSFERRED ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE TRANSFERRED ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY), WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than representations, warranties and statements of the Sellers expressly set forth in this Agreement and any Deed.

7.2Effect and Survival of Disclaimer and Release.

The Sellers and the Buyer acknowledge that the compensation to be paid to Sellers for the Transferred Assets reflects that the Transferred Assets are being sold subject to the provisions of Section 7.1, and Sellers and the Buyer agree that the provisions of Section 7.1 shall survive the Closing hereunder indefinitely.

Article VIII
TITLE AND PERMITTED EXCEPTIONS

8.1Permitted Exceptions.

Except as otherwise provided in this Article VIII, the Sellers shall sell and convey title to each Property subject only to the Permitted Exceptions with respect to such Property.

8.2Use of Cash Consideration Amount to Discharge Title Exceptions.

If, at the Closing, there are any title exceptions applicable to a Property which are not Permitted Exceptions and to which the Buyer objects for such Property and which the Sellers are obligated by this Agreement or elect to pay and discharge, then the Sellers may use any portion of the Cash Consideration Amount to satisfy the same; provided that the Sellers shall have delivered to the Buyer at the Closing instruments in recordable form sufficient to satisfy such title exceptions of record, together with the cost of any applicable recording or filing fees or such other evidence the Title Company shall deem necessary for the Title Company to remove such exception from the Title Policy.  The existence of any such liens or encumbrances shall not be deemed objections to title if the Sellers shall comply with the foregoing requirements and such exceptions are paid and discharged as of Closing.

8.3Inability to Convey.

Nothing contained in this Agreement shall be deemed to require the Sellers to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall the Buyer have any right of action against the Sellers, at law or in equity, for the Sellers’ inability to convey title to the Properties subject only to the Permitted Exceptions.

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8.4Buyer’s Right to Accept Title.

Notwithstanding the foregoing provisions of this Article VIII, the Buyer may, in its sole discretion, by notice given to the Sellers at any time prior to the Closing Date, elect to accept such title as the Sellers can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions.  In such event, this Agreement shall remain in effect and the parties shall proceed to Closing, but the Buyer shall not be entitled to any abatement of the Gross Asset Value, any credit or allowance of any kind or any claim or right of action against the Sellers for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions.

8.5Cooperation.

The Buyer and the Sellers shall reasonably cooperate with the Title Company in connection with obtaining title insurance insuring title to each Property subject only to the relevant Permitted Exceptions.  Buyer and Sellers agree to cause the Title Company to use commercially reasonable efforts to “date down” the title commitments no earlier than five (5) Business Days prior to Closing.  In furtherance and not in limitation of the foregoing, at or prior to the Closing, the Buyer and the Sellers shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by the Title Company and customarily furnished in connection with the issuance of owner’s policies of title insurance, including (i) evidence sufficient to establish (x) the legal existence of the Buyer and the Sellers and (y) the authority of the respective signatories of the Sellers and the Buyer to bind the Sellers and the Buyer, as the case may be, (ii) a certificate of good standing, or a certificate of existence, as applicable, of each Seller, (iii) if applicable, a partnership affidavit pursuant to Section 689.045, of the Florida Statutes, and (iv) with respect to Sellers only, a title affidavit in the form of Exhibit I with such other reasonable additions thereto as may be reasonably and customarily requested by the Title Company.

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Article IX
TRANSACTION COSTS; RISK OF LOSS

9.1Transaction Costs.

Except as otherwise provided for herein, all transaction costs (including, but not limited to, title insurance costs, transfer taxes, recording costs and the like) shall be apportioned between Buyer and Sellers in accordance with local custom with respect to each of the Properties pursuant to Schedule 9.1 attached hereto; provided, however, that Buyer shall be responsible for the cost of any endorsements sought with respect to title insurance policies issued in connection with the Closing.  In addition to the foregoing and their respective apportionment obligations hereunder, (i) the Sellers and the Buyer shall each be responsible for (A) the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Portfolio and (B) one-half of the fees and expenses of the Escrow Agent, (ii) the Buyer shall be responsible for all costs and expenses associated with the Buyer’s due diligence and (iii) the Sellers shall be responsible for any costs (including third-party lender costs) associated with obtaining payoffs or substitutions of any debt encumbering the Properties.  Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned Taxes, costs, fees or other expenses for which it has assumed responsibility under this Section 9.1.  This indemnity shall survive the Closing hereunder.

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9.2Risk of Loss.

(a)If, on or before the Closing Date, any “material portion” of a Property shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, the Sellers shall promptly notify the Buyer in writing.  The Buyer shall be bound to purchase the affected Properties for the Allocated Asset Value in respect of such Properties (after taking into account the adjustments for net prorations and other adjustments provided for in this Agreement) as required by the terms hereof without regard to the occurrence or effect of any such casualty or condemnation.

(b)With respect to any casualty or condemnation affecting a “material portion” of a Property after the date of this Agreement, (A) the Sellers will credit against the Cash Consideration Amount payable by the Buyer at the Closing an amount equal to the sum of (x) the net proceeds, if any, received by the Sellers from such casualty or condemnation and (y) the applicable deductible under Sellers’ insurance policies, if any, with respect to such casualty (less any amounts spent or funded to date by Sellers), or (B) Sellers will, at the Closing, obtain an endorsement to the applicable insurance policy covering the loss and damage to the applicable Property naming Buyer as loss payee with respect to such Property.  Said endorsement shall not limit the insurance coverage available to Buyer under the applicable insurance policy, but shall insure Buyer’s interest in the Property under the same limits, terms and conditions available to Seller prior to the Closing Date.  Seller shall pay the cost of any additional premium required for such endorsement and the applicable Seller shall obtain certificate(s) of insurance, issued in accordance and complying with all certificates of insurance provisions contained in the applicable policy, identifying Buyer as loss payee for any Property that has sustained the loss and damage prior to the Closing Date.

(c)If, on or before the Closing Date, any portion of a Property that is not a “material portion” of such Property shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, the Sellers shall promptly notify the Buyer thereof in writing and, except with respect to damage or destruction that has been fully repaired and restored as of the Closing Date, (A) the Sellers will credit against the Cash Consideration Amount payable by the Buyer at the Closing an amount equal to the sum of (x) the net proceeds, if any, received by the Sellers from such casualty or condemnation and (y) the applicable deductible under Sellers’ insurance policies, if any, with respect to such casualty (less any amounts spent or funded to date by Sellers), or (B) Sellers will, at the Closing, obtain an endorsement to the applicable insurance policy covering the loss and damage to the applicable Property naming Buyer as loss payee with respect to such Property.  Said endorsement shall not limit the insurance coverage available to Buyer under the applicable insurance policy, but shall insure Buyer’s interest in the Property under the same limits, terms and conditions available to Seller prior to the Closing Date.  Seller shall pay the cost of any additional premium required for such endorsement and the applicable Seller shall obtain certificate(s) of insurance, issued in accordance and complying with all certificate of insurance provisions contained in the applicable policy, identifying Buyer as loss payee for any Property that has sustained the loss and damage prior to the Closing Date.

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(d)For purposes of this Section 9.2, a “material portion” with respect to an individual Property shall mean any portion which materially and adversely affects access to any Property, otherwise materially and adversely impacts the operation of the Property, or which the cost to repair or restore will be equal to or in excess of the lesser of (i) fifty percent (50%) of the Allocated Asset Value of such Property or (ii) $10,000,000.

Article X
ADJUSTMENTS PROPOSED

The prorations and payments provided for in this Article X shall be made at the Closing on a cash basis and set forth on the Closing Statement, which shall be prepared by Sellers and submitted to the Buyer for its review and approval at least three (3) Business Days prior to the Closing.  The following shall be prorated between the Sellers and the Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period) and shall be added to (if such net amount is in the Sellers’ favor) or deducted from (if such net amount is in the Buyer’s favor) the Gross Asset Value at the Closing, with the Buyer being deemed to be the owner of the Property starting at 12:00 A.M. on the Closing Date (the “Effective Time”) and being entitled to receive all operating income of the Property, and being obligated to pay all operating expenses of the Property, with respect to the Closing Date:

10.1Taxes.

All real estate taxes affecting the Portfolio (including all certified, confirmed or ratified liens for governmental improvements or special assessments imposed by any taxing authority which affect the Portfolio as of the Closing Date) (collectively, “Real Estate Tax”) shall be prorated between the Buyer and the Sellers based on the tax bills that have been or will be issued during the Closing Year, regardless of when such Real Estate Tax accrued or the assessment period of the Real Estate Tax, and assuming payment of such Real Estate Tax would occur on the earliest possible date in order to maximize any discounts offered, but in any event prior to delinquency pursuant to Applicable Law.  As of the Closing Date, if the Real Estate Tax bill for a Property is not available for the Closing Year, the proration of Real Estate Tax for such Property shall be based upon the most recently issued Real Estate Tax bill for such Property.  Buyer and Sellers acknowledge that the Real Estate Tax shall be prorated on a calendar year basis, whether or not same are due and payable prior to Closing and regardless of the fiscal year of the taxing authority for any Property, and if the rate of any such Real Estate Tax for a Property is not fixed prior to the date of the Closing, the adjustment and proration thereof at the Closing shall be upon the basis of the rate for the bill issued in the preceding calendar year or fiscal year (as applicable) applied to the latest assessed valuation.  Notwithstanding the foregoing, if Tenants pay Real Estate Tax directly to the taxing authority, the portion of the Real Estate Tax paid directly by the Tenant to the taxing authority shall not be prorated. The Buyer shall pay all Real Estate Tax due and payable after Closing and reconciliations with Tenants shall be responsibility of the Buyer post-Closing pursuant to Section 10.2 and Section 10.10 below.

(a)Prepaid Tax.  If any portion of any assessments against the Property other than Real Estate Tax that are paid by the Sellers with respect to the Property at or prior to the Closing determined on a cash (rather than accrual) basis, relate to any period of time including or after the Closing Date, the Buyer shall pay to the Sellers at the Closing the amount of such other assessments paid prorated for the number of days, from, including and after Closing to which such tax relates.

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(b)Installments.  To the extent that Real Estate Tax includes special assessments or installments of special assessments, for the purpose of this Section 10.1 Sellers’ prorated portion of such assessments shall be determined assuming payment over the longest period of time permitted by the applicable taxing authorities.

10.2Fixed Rents, Additional Rents and Security Deposits.

(a)All fixed rents (“Fixed Rents”) and Additional Rents (as hereinafter defined and together with the Fixed Rents, collectively, the “Rents”) under the Leases, security deposits (except as hereinafter provided) and other tenant charges shall be prorated on a cash basis.  The Sellers shall deliver or provide a credit in an amount equal to all prepaid Rents for periods from, including and after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing in accordance with the terms of the applicable Leases) to the Buyer on the Closing Date.  The Sellers shall also transfer to the Buyer any security deposits that are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable, at the Buyer’s cost (including the Buyer’s payment of any third party transfer fees and expenses); if any of the SD Letters of Credit are not transferable, the Sellers shall request the tenants obligated under such SD Letters of Credit to cause new letters of credit to be issued in favor of the Buyer in replacement thereof and in the event such a new letter of credit is not issued in favor of the Buyer by the Closing, the Buyer shall pursue such replacement after the Closing and the Sellers shall take all reasonable action, as directed by the Buyer and at the Sellers’ expense, in connection with the presentment of such SD Letters of Credit for payment as permitted under the terms of the applicable Lease.  Rents that are delinquent (or payable but unpaid) as of the Closing Date shall not be prorated on the Closing Date.  Any Rents collected by the Buyer or the Sellers after the Closing from any Tenant who owes Rents for periods prior to Closing, shall be applied (i) first, in payment of Rents owed by such Tenant for the month in which the Closing occurs (which shall include the reimbursement to the Seller thereof, net of collection costs), (ii) second, in payment of current rentals at the time of receipt, (iii) third, to delinquent rentals, if any, which became due after the Closing, and (iv) then to delinquent rentals, if any, which became due and payable prior to Closing (which shall include the reimbursement to the Seller thereof, net of collection costs); provided, however, that any year-end or similar reconciliation payment shall be allocated as hereinafter provided.  The Buyer shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Rents for a period of one hundred eighty (180) days following the Closing, but shall not be obligated to engage a collection agency or take legal action to collect such amount.  For the purposes of this Agreement, the term “Additional Rent(s)” shall mean amounts payable under any Lease for (i) the payment of additional rent based upon a percentage of the Tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), (ii) so-called common area maintenance or “CAM” charges, and (iii) so called “escalation rent” or additional rent based upon such tenant’s allocable share of insurance, real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or otherwise.  The Buyer’s obligations under this section shall survive the Closing for a period of one hundred eighty (180) days.

(b)Additional Rent shall be determined in accordance with the Leases, including any Lease provisions that provide for the adjustment of Additional Rent based on occupancy changes (i.e., “gross-up” provisions).  In addition, to the extent that a Lease provides

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for base year amounts or “stops” for operating expenses or Taxes, such base year and “stop” amounts shall be prorated in determining Additional Rent with respect to such Lease.  The relevant Seller’s “share” of Additional Rent for the calendar year in which Closing occurs (the “Closing Year”) shall be determined in accordance with Section 10.2(c) hereof.  Notwithstanding the foregoing, there shall be no proration of any such Additional Rent that is delinquent as of Closing.  The Buyer shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis following Closing and use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount.

(c)In order to enable the Buyer to make any year-end reconciliations of Tenant reimbursements of Additional Rent for the Closing Year after the end thereof, the Sellers shall determine in accordance with Section 10.2(b) hereof the Additional Rent actually paid or incurred, or to be paid or incurred, by each Seller for the portion of the Closing Year during which such Seller owned the applicable Property (the portion of such Additional Rent corresponding to each such Seller’s period of ownership, the “Sellers’ Actual Reimbursable Tenant Expenses”) and the Tenant reimbursements for such Additional Rent actually paid or to be paid by Tenants for the Closing Year during which each such Seller owned the applicable Property (the portion of such reimbursements for Additional Rent corresponding to such Seller’s period of ownership, the “Sellers’ Actual Tenant Reimbursements”).  On or before the date that is forty-five (45) days after the Closing Date, Sellers shall deliver to the Buyer a reconciliation statement (“Sellers’ Reconciliation Statement”) with all supporting tenant calculations, electronic workbooks and any other relevant or related support documentation setting forth (i) Sellers’ Actual Reimbursable Tenant Expenses, (ii) Sellers’ Actual Tenant Reimbursements, and (iii) a calculation of the difference between the two (i.e., establishing that the Sellers’ Actual Reimbursable Tenant Expenses were either more or less than the Sellers’ Actual Tenant Reimbursements).  Any amount due Sellers pursuant to the foregoing calculation (in the event the Sellers’ Actual Tenant Reimbursements are less than the Sellers’ Actual Reimbursable Tenant Expenses) shall be remitted to the Sellers promptly upon receipt by the Buyer of such amounts from the applicable Tenant.  In the event the Sellers’ Actual Tenant Reimbursements as disclosed on the Sellers’ Reconciliation Statement are more than the Sellers’ Actual Reimbursable Tenant Expenses, then the Sellers shall pay such amounts to the Buyer within thirty (30) days after delivery of the Sellers’ Reconciliation Statement to the Buyer and, upon receipt of such payment, the Buyer shall be responsible for the refund to Tenants of any overpayments in accordance with their Leases.

(d)The Sellers and the Buyer acknowledge that payments by Tenants of Additional Rent may be subject to audit by Tenants in accordance with the terms of their Leases (“Tenant Audits”).  With respect to any Tenant Audit pending as of the Closing Date or initiated within a permissible audit term under the applicable Lease and applicable, in whole or in part to the Sellers’ period of ownership, the Sellers agree that (i) the Sellers shall reasonably cooperate with the Buyer in responding to information requests made in connection therewith, and (ii) the Sellers shall be responsible for the defense and payment of any claim resulting therefrom and based upon claimed overpayments received by Sellers.  The Sellers’ obligations under this Section 10.2(d) shall survive the Closing for a period of six (6) months.

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(e)At the Closing, Seller shall assign any and all rights it has to any forbearance or similar agreements affecting Leases or the payment of Rent under Leases to the Buyer, and Buyer shall be entitled to any amounts received thereunder from and after the Closing Date.

10.3Water and Sewer Charges.

Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable by Tenants of the Property pursuant to such Tenants’ Leases, for which no adjustment shall be made), shall be adjusted and prorated on the basis of the fiscal period for which assessed.  If there is a water meter, or meters, on the Property, the Sellers agree that they shall at the Closing furnish a reading of same to a date not more than thirty (30) days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills.

10.4Utility Charges.

Gas, steam, electricity and other public utility charges (other than any such charges which are payable by Tenants of the Property pursuant to such Tenants’ Leases, for which no adjustment will be made) will be paid by the Sellers to the utility company prior to the Closing Date and by Buyer from and after the Closing Date.  The Sellers shall use commercially reasonable efforts to arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing (and in any event not more than thirty (30) days prior to the Closing), except meters the charges of which are payable by Tenants of the Property pursuant to such Tenants’ Leases directly to such utility company.  If a bill is obtained from any such utility company as of the Closing, the Sellers shall pay such bill on or before the Closing.  If such bill shall not have been obtained on or before the Closing, the Sellers shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and the Buyer shall pay all such utility charges pertaining to the period thereafter.  Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between the Buyer and the Sellers as of the Closing.

10.5Contracts.

Charges and payments under all Assumed Contracts shall be prorated on a cash basis as of the Closing Date.

10.6Miscellaneous Revenues.

Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements shall be prorated on a cash basis as of the Closing Date.

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10.7Leasing Costs.

(a)The Sellers shall be responsible for all Leasing Costs that are payable by reason of (i) the execution of an “Existing Lease” (i.e., a Lease existing as of the Effective Date) prior to the Effective Date, (ii) the renewal, extension, expansion of, or the exercise of any other option under, an Existing Lease, (1) prior to the Effective Date or (2) during the Inspection Period unless such Existing Lease is included on Schedule 10.7, (iii) amendments of an Existing Lease entered into (1) prior to the Effective Date or (2) during the Inspection Period unless such Existing Lease is included on Schedule 10.7, and (iv) any New Lease entered into during the Inspection Period unless such New Lease is included on Schedule 10.7.

(b)If the Closing occurs, the Buyer shall be responsible for all Leasing Costs that become due and payable as a result of (1) any New Leases, (2) amendments entered into during the Interim Period in accordance with this Agreement to renew, extend, expand or otherwise amend Existing Leases or New Leases, or (3) any renewals, extensions or expansions of, or the exercise of any other option under, Existing Leases or New Leases exercised by tenants during the Interim Period or on or after the Closing Date; provided, however, that (x) Buyer shall have been provided the details of all such Leasing Costs prior to the Closing Date and approved the same in writing, and (y) with respect to any such New Lease, amendment, renewal, extension or expansion entered into during the Inspection Period, the contemplated Lease must be included on Schedule 10.7. In addition, the Buyer shall assume the economic effect of any “free rent” or other concessions pertaining to the period from and after the Closing; provided, however, that Buyer shall have been provided the details of all such Leasing Costs prior to the Closing Date and approved the same in writing.

(c)If, as of the Closing Date, the Sellers shall have paid any Leasing Costs for which the Buyer is responsible pursuant to the foregoing provisions, the Buyer shall reimburse the Sellers therefor at the Closing.  The Sellers shall pay (or cause to be paid), prior to the Closing, or credit the Buyer at the Closing (to the extent unpaid) all Leasing Costs for which the Sellers are responsible pursuant to the foregoing provisions, and (subject to the reimbursement obligations set forth above), the Sellers shall pay (or cause to be paid) when due all Leasing Costs payable after the Effective Date and prior to the Closing.

(d)For purposes of this Section 10.7, the term “Interim Period” shall mean the period from the Effective Date until the Closing Date.  On the Closing Date, the Sellers shall deliver to the Buyer all Lease Termination Payments received by or on behalf of the Sellers from and after the date hereof, except, however, the Buyer acknowledges approval of the Leases referenced on Schedule 3.2(c).

10.8Owners’ Association Assessments.

If the Property is located in a business park which is governed by an Owners’ Association, reciprocal easement agreement, covenants, conditions and restrictions or similar property-related agreement, and the association or other applicable Person charges assessments with respect to the Property, then at the Closing (a) if such charges are payable after the Closing Date for a period before the Closing Date, the Sellers shall pay to the Buyer on the Closing Date an amount equal to the amount of such charges allocated to the period before the Closing Date, prorated on a per diem

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basis, and (b) if such charges were paid before the Closing Date for a period from and after the Closing Date, the Buyer shall pay to the Sellers an amount equal to the amount of such charges reasonably allocated to the period from, including and after the Closing Date, prorated on a per diem basis.

10.9Ground Lease Rent.

If the Property is subject to a Ground Lease where a Seller pays rent, then at the Closing (a) if such Ground Lease rents are payable after the Closing Date for a period before the Closing Date, the Sellers shall pay to the Buyer on the Closing Date an amount equal to the amount of such Ground Lease rents allocated to the period before the Closing Date, prorated on a per diem basis, and (b) if such Ground Lease rents were paid before the Closing Date for a period from and after the Closing Date, the Buyer shall pay to the Sellers an amount equal to the amount of such Ground Lease rents reasonably allocated to the period from, including and after the Closing Date, prorated on a per diem basis.

10.10Re-Adjustment.

(a)In the event any prorations or apportionments made under this Article X shall prove to be incorrect for any reason, then any party hereto shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available.

(b)Notwithstanding anything to the contrary set forth herein, any reprorations contemplated by this Agreement shall be completed by no later than forty-five (45) days after the Closing Date, and from and after such date, neither Party shall have any obligation to adjust any prorations under this Agreement.

(c)In the event Seller and Buyer are unable to agree with respect to the re-adjustment of prorations or apportionments hereunder within ten (10) Business Days following the applicable dates set forth in the preceding sub-paragraph, such dispute shall be submitted to the Third-Party Accountant for resolution and whichever party’s estimate is furthest from the Third-Party Accountant’s resolution shall be responsible for the payment of the Third-Party Accountant’s fees and costs in resolving the same.   Seller and Buyer agree that the decision by the Third-Party Accountant shall be binding upon each of them.

(d)The obligations of the Sellers and the Buyer under this Article X shall survive the Closing.

Article XI
SURVIVAL OF OBLIGATIONS; LIABILITY

11.1Liability of Sellers.

From and after the Closing Date, subject to the provisions of Section 11.3 below, the Sellers shall indemnify and hold harmless each of the Buyer, its Affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the

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foregoing (collectively, “Buyer-Related Entities”) against, and reimburse any Buyer-Related Entity for, all losses, liabilities, claims, damages and expenses and all costs, fees, expenses, damages, deficiencies, interest and penalties  (including reasonable attorneys’ fees and disbursements) in connection therewith (“Losses”) suffered or incurred by any such Buyer-Related Entity, arising out of, or in any way relating to: (a) the failure of any representations or warranties made by the Sellers in this Agreement or any Deed to be true and correct as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, the failure of such representations and warranties to be true and correct as of such specific date), other than any breach or inaccuracy in respect of which an adjustment to the Gross Asset Value was made pursuant to Article X or about which Buyer was aware as of the Closing Date and elected to close notwithstanding such breach or inaccuracy; (b) any breach of, default under or failure to perform any obligation or covenant made or to be performed by the Sellers pursuant to in this Agreement or any Deed other than any breach, default or failure to perform about which Buyer was aware as of the Closing Date and elected to close notwithstanding such breach, default or failure to perform; and (c) any Retained Liabilities.

11.2Liability of Buyer.

From and after the Closing Date, the Buyer shall indemnify and hold harmless each of the Seller and the Sellers’ Related Entities against, and reimburse any Sellers’ Related Entity for, all Losses suffered or incurred by any such Sellers’ Related Entity arising out of, or in any way relating to: (a) the failure of any representations or warranties made by the Buyer in this Agreement to be true and correct as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, the failure of such representations and warranties to be true and correct as of such specific date), other than any breach or inaccuracy in respect of which an adjustment to the Gross Asset Value was made pursuant to Article X; (b) any breach of, default under or failure to perform any obligation or covenant made or to be performed by the Buyer pursuant to in this Agreement; and (c) except for claims with respect to which Sellers are obligated to indemnify the Buyer-Related Entities pursuant to Section 11.1, the ownership or operation of the Transferred Assets after the Closing.

11.3Cap on Liability.

Notwithstanding anything to the contrary contained in this Agreement or in any applicable Closing Document, the liability of the Sellers for Losses arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of the Sellers under this Agreement (or in any Closing Document) shall not exceed one and three-quarters percent (1.75%) of the Purchase Price in the aggregate under this Agreement (the “Cap”), however, the Buyer shall not make any claims for Losses in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of the Sellers under this Agreement unless such claims exceed $1,000,000 in the aggregate under this Agreement (the “Deductible”) (at which point the Buyer shall be entitled to make a claim for the aggregate amount of Losses in excess of the Deductible).

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11.4Survival.

(a)Except as otherwise set forth in this Agreement, the rights of the parties hereto to indemnification under this Agreement with respect to any breach or inaccuracy of the representations and warranties of the Sellers and the Buyer contained in this Agreement and the applicable Closing Documents shall survive until the six (6) month anniversary of the Closing Date.

(b)The rights of the parties hereto to indemnification under this Agreement (i) with respect to any breach of or default under any covenant or other agreement contained in this Agreement that by its nature is required to be performed at or prior to the Closing, shall not survive the Closing, and (ii) with respect to any covenant or other agreement contained in this Agreement that, by its terms, is to have effect after the Closing, shall survive the Closing for the period contemplated by such obligation or covenant, or, if no period is contemplated, shall survive until the six (6) month anniversary of the Closing.

11.5Notification of Claims.

(a)Except as otherwise provided in this Agreement, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance (a “Claim Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach or inaccuracy of a representation or warranty or breach of or default under any obligation or covenant must be delivered before the expiration of any applicable survival period specified in Section 11.4(a).

(b)Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.5(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim upon written notice to the Indemnified Party delivered within fifteen (15) Business Days of the Indemnifying Party’s receipt of the applicable Claim Notice and, in the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.  The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.

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(c)The Sellers or the Buyer, as the case may be, shall, and shall cause each of its Affiliates and representatives to, reasonably cooperate with the Controlling Party in the defense of any Third Party Claim.  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided that (i) such settlement shall not encumber any of the assets of the Indemnified Party or contain any restriction or condition that would apply to such Indemnified Party or to the conduct of the Indemnified Party’s business, (ii) the Indemnifying Party shall pay all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to Section 11.3, if applicable), and (iii) the Indemnifying Party shall obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

11.6Mitigation.

Each of the parties hereto agrees to take commercial reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder.

11.7Additional Indemnification Provisions.

(a)Notwithstanding anything in this Agreement or in any applicable Closing Document to the contrary, in no event shall either party hereto have any liability under this Agreement (including under this Article XI) or any applicable Closing Document for any consequential, incidental, indirect, punitive or exemplary damages, including lost profits and opportunity costs (except to the extent arising under any Third Party Claim).

11.8Exclusive Remedies.

Except as otherwise expressly set forth in this Agreement, and except as to fraud, following the Closing, the indemnification provisions of this Article XI shall be the sole and exclusive remedies of any Sellers’ Related Entities and any Buyer-Related Entities, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement by the Buyer or the Sellers, respectively, or any breach or failure by the Buyer or the Sellers, respectively, to perform or comply with any obligation or covenant set forth herein.  Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

11.9Sellers’ Post-Closing Liability.

Parent is an Affiliate of Sellers and, as a result thereof, Parent receives a direct financial benefit from the transactions contemplated by this Agreement.  In consideration of the foregoing benefit, the Purchase Price and other good and valuable consideration paid to Sellers at Closing pursuant to this Agreement and as a further inducement for Buyer to enter into this Agreement, Parent, hereby (i) absolutely, unconditionally and irrevocably guarantees the full and timely performance of the indemnification obligations, covenants and conditions of Sellers pursuant to this Article XI.  The provisions of this Section 11.9 shall expressly survive the Closing.

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Article XII
TAX CERTIORARI PROCEEDINGS

12.1Prosecution and Settlement of Proceedings.

If any Tax reduction proceedings in respect of any Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same.  If any Tax reduction proceedings in respect of any Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that such Seller shall not settle any such proceeding without the Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed.  The Buyer shall reasonably cooperate with such Seller in connection with the prosecution of any such Tax reduction proceedings.

12.2Application of Refunds or Savings.

Any refunds or savings in the payment of Taxes resulting from such Tax reduction proceedings shall be applied first to reimburse the parties for their reasonable third-party out of pocket costs and expenses in prosecuting such proceedings.  Remaining refunds or savings shall belong to and be the property of the Sellers if relating to Taxes payable in years prior to the Closing Year and shall be allocated between the parties based on their periods of ownership if relating to Taxes payable in the Closing Year.  Notwithstanding the foregoing, if any refund related to the Closing Year or any prior year creates an obligation to reimburse any Tenants under Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant), then (a) if such refund is received by a Seller, such Seller shall, subject to the Buyer’s reasonable approval of such Seller’s calculations, pay the Buyer the aggregate amount of such reimbursement obligation for disbursement to such Tenants, and (b) if such refund is received by the Buyer, the Buyer shall first reimburse the Sellers for their reasonable third-party out of pocket costs and expenses in prosecuting such proceedings, and then, subject to the Seller’s reasonable approval of the Buyer’s calculations, (i) disburse the aggregate amount of such required reimbursement obligation to such Tenants, and (ii) pay the balance of such refund to the Sellers to be allocated and disbursed in accordance with the second sentence of this Section 12.2.  All attorneys’ fees and other expenses incurred in obtaining such refunds or savings (except to the extent paid directly by and reimbursable to the Sellers or the Buyer set forth above) shall be apportioned between the Sellers and the Buyer in proportion to the gross amount of such refunds or savings payable to the Sellers and the Buyer, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither the Sellers nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

12.3Survival.

The provisions of this Article XII shall survive the Closing.

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Article XIII
DEFAULT

13.1Buyer Default.

(a)This Agreement may be terminated by the Sellers prior to the Closing if the Buyer knowingly and willfully takes any action or omits to take any action, or permits any of Buyer’s Related Entities to take any action, which action or omission, to Buyer’s knowledge, would have the effect of causing any of the representations, warranties or covenants of Buyer to be untrue in any material respect as of the date such action is taken or omitted except to the extent that such violation would not result in a Material Adverse Effect, or failed to comply with any obligation or covenant applicable to the Buyer that would cause any Closing Conditions set forth in Section 5.1 not to be satisfied, and such Closing Condition is incapable of being satisfied by the earlier of (x) the Outside Closing Date and (y) thirty (30) calendar days after the giving of written notice by the Sellers to the Buyer of such breach or failure; provided, however, that if the Closing does not occur solely as a result of the Buyer’s failure to satisfy its obligation set forth in Section 5.1(d), then the Sellers may terminate this Agreement at any time prior to the Outside Closing Date; provided that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 13.1(a) if any of the Sellers are then in material breach of any of their covenants or agreements set forth in this Agreement.

(b)In the event this Agreement is terminated pursuant to Section 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.1(c).

(c)In the event the Sellers terminate this Agreement pursuant to Section 13.1(a), then the Escrow Agent shall, in accordance with the procedures set forth in Section 14.4, (A) disburse the Good Faith Deposit and any interest earned thereon to Sellers and (B) (i) to the extent the Earnest Money is held in the form of immediately available wired funds, disburse the Earnest Money (together with interest thereon) to the Sellers, or (ii) to the extent the Earnest Money is held in the form of a letter of credit, deliver the letter of credit to Sellers and Sellers shall make a drawing upon such receipt of the letter of credit, and upon such disbursements, the Sellers and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.  The Buyer and the Sellers hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by the Sellers as a result of a default by the Buyer, and agree that the Earnest Money is a reasonable approximation thereof.  Accordingly, the Earnest Money and Good Faith Deposit shall constitute and be deemed to be the agreed and liquidated damages of the Sellers, and shall be paid by the Escrow Agent to the Sellers as the Sellers’ sole and exclusive remedy hereunder.

13.2Seller Default.

(a)If any Seller (x) knowingly and willfully takes any action or omits to take any action, or permits any of Sellers’ Related Parties to take any action or omit to take any action, which action or omission, to Sellers’ Knowledge, would have the effect of causing any of the

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representations, warranties, or covenants of Sellers contained in this Agreement to be untrue in any material respect as of the date such action is taken or omitted except to the extent that such violation would not result in a Material Adverse Effect, or (y) fails to perform any material covenant, obligation or requirement under this Agreement and such failure or breach is not cured on or before thirty (30) days following notice to the Sellers from Buyer, then Buyer, as its sole remedy thereof, shall have the right to (i) obtain specific performance of Sellers’ obligations hereunder pursuant to clause (d) below or (ii) terminate this Agreement on or prior to the Closing Date.

(b)In the event this Agreement is terminated pursuant to Section 13.2(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.2(c) and (d).

(c)Upon termination of this Agreement by the Buyer pursuant to Section 13.2(a), as the Buyer’s sole and exclusive remedy upon such termination (except for the additional remedy provided in Section 13.2(d) below), (A) the Escrow Agent shall, in accordance with the procedures set forth in Section 14.4, (i) to the extent the Earnest Money is in the form of immediately available wired funds, disburse the Earnest Money (together with interest thereon) to the Buyer, and (ii) to the extent the Earnest Money is in the form of a letter of credit, return such letter of credit to the Buyer, (B) Escrow Agent shall disburse the Good Faith Deposit and any interest earned thereon to Buyer, and (C) Seller shall reimburse the Buyer for the Buyer’s actual out-of-pocket expenses (including any diligence costs and attorneys’ fees and expenses) paid by the Buyer in connection with the transaction contemplated by this Agreement in an amount not to exceed Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and upon the return of the Earnest Money, Good Faith Deposit and such reimbursement, neither party shall have any other or further obligation to the other hereunder except for obligations that expressly survive termination in accordance with the terms of this Agreement.

(d)In lieu of terminating this Agreement pursuant to Section 13.2(a), the Buyer may seek to specifically enforce the terms and provisions of this Agreement (but, if such specific performance is elected, no other action (for damages or otherwise) shall be permitted so long as such specific performance is granted to the Buyer); provided that any action by the Buyer for specific performance must be filed, if at all, within forty-five (45) days of the Outside Closing Date, as may be extended, and the failure to file within such period shall constitute a waiver by the Buyer of such right and remedy.  If the Buyer shall not have filed an action for specific performance within the aforementioned time period or so notified the Sellers of its election to terminate this Agreement, the Buyer’s sole remedy for the Sellers’ default shall be to terminate this Agreement as set forth above, to receive its Earnest Money and the Good Faith Deposit.

13.3Limitation on Sellers’ Liability.

(a)No partner, member, employee, shareholder or agent of the Sellers, nor any of Sellers’ Related Entities, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at

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any time or times, heretofore or hereafter, and the Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the Sellers’ assets for the payment of any claim or for any performance, and the Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

(b)The provisions of this Section 13.3 shall survive the Closing hereunder or sooner termination of this Agreement.

13.4Limitation on Buyer’s Liability.

(a)No partner, member, employee, shareholder or agent of the Buyer, nor any Buyer-Related Entities, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the Sellers and their respective successors and assigns and, without limitation, all other persons and entities, shall look solely to the Buyer’s assets for the payment of any claim or for any performance, and the Sellers, on behalf of themselves and their successors and assigns, hereby waive any and all such personal liability.

(b)The provisions of this Section 13.4 shall survive the Closing hereunder or sooner termination of this Agreement.

Article XIV
MISCELLANEOUS

14.1Joint and Several Liability.

Each Seller who is a party as a Seller to this Agreement (“Seller Party”) shall be jointly and severally liable for all of the obligations and liabilities of such Seller (and each other Seller) under this Agreement.  Without limiting the generality of the foregoing, (i) each reference herein to the Seller shall also be deemed to refer to each Seller Party, (ii) references in this Agreement to the phrase “received by the Sellers” (or words of similar import) shall mean received by any Seller Party, (iii) references in this Agreement to the phrase “given by the Sellers” (or words of similar import) shall mean given by any Seller Party on behalf of the Sellers, and (iv) references in this Agreement to the phrase “in the possession of the Sellers” (or words of similar import) shall mean the possession of any Seller Party.  Each Seller Party hereby irrevocably appoints CHP Partners, LP, a Delaware limited partnership (the “Seller Agent”), to act as an agent for the Sellers (and for each Seller Party individually) in connection with all actions to be taken by the Sellers and/or a Seller Party in connection with this Agreement (including giving and receiving notices, granting or denying of consents, and accepting payments to be made to the Sellers under this Agreement); provided, however, that the granting of such authority shall in no way be construed as creating any liability on the behalf of CHP Partners, LP hereunder.  Accordingly (and without limiting the generality of the foregoing), (1) if the Buyer pays any amounts in connection with this Agreement to the Seller Agent (including the Cash Consideration Amount), then the same shall be deemed duly paid to the Seller (and thus to all of the Seller Parties) for all purposes of this Agreement; (2) any consent, approval, waiver or other notice given by the Seller Agent to the Buyer shall be deemed to have been given by, and shall be binding on, the Seller (and thus all of the Seller Parties)

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for all purposes of this Agreement, and the Buyer shall have the right to rely on any such consent, approval or other notice so given; (3) any claim or election by the Seller Agent to the Buyer shall be deemed a claim or election by all of the Sellers and shall be binding on all Sellers, and the Buyer shall have the right to rely thereon, and no duplicative claims shall be asserted; (4) any notice given by the Buyer to the Seller Agent shall be deemed to have been given to the Seller (and thus all of the Seller Parties) for all purposes of this Agreement; and (5) each Seller Party hereby irrevocably appoints the Seller Agent as the agent for the service of process on the Seller (and thus all of the Seller Parties).  Notwithstanding the foregoing, Buyer may insist that any action (such as the execution of a deed or other closing documents) that is required to be taken by Sellers or any individual Seller Party pursuant to this Agreement actually be taken by Seller (and thus all of the Seller Parties) or such individual Seller Party, as the case may be (rather than by the Seller Agent acting as agent therefor).  The provisions of this Section 14.1 shall survive the Closing hereunder.

14.2Advisers.

(a)Each Seller represents and warrants to the Buyer that it has dealt with no adviser, broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, other than KeyBank Capital Markets, Inc. and HFF Securities, L.P., and the Seller shall be responsible for paying any commissions or other amounts due such advisers.  Each Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Sellers’ breach of the foregoing representation in this Section 14.2(a).  The provisions of this Section 14.2(a) shall survive the Closing hereunder and any termination of this Agreement.

(b)The Buyer represents and warrants to the Sellers that it has dealt with no adviser, broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, except for the advisers employed by the Sellers and identified in Section 14.2(a) above (which shall be paid by the Sellers in accordance with Section 14.2(a)).  The Buyer agrees to indemnify, protect, defend and hold the Sellers harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Buyer’s breach of the foregoing representation in this Section 14.2(b).  The provisions of this Section 14.2(b) shall survive the Closing hereunder and any termination of this Agreement.

14.3Confidentiality; Press Release; IRS Reporting Requirements.

(a)From and after the Effective Date, neither the Buyer nor any Seller shall disclose the terms of this transaction, either before or after Closing, except that this general prohibition shall not prevent (i) Sellers and the Buyer from releasing a joint press release concerning the sale of the Transferred Assets pursuant to Section 14.3(b) below, (ii) any party from disclosing any matters set forth in this Agreement, or any of the terms and provisions of this Agreement, if and to the extent that such disclosure is required by New York Stock Exchange regulation or Applicable Law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter, including the U.S. Securities and Exchange Commission, and (iii) any party issuing, filing or disclosing in a form or manner that is generally consistent with such

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party’s prior disclosure of similar transactions or relationship in a form previously delivered to the other party/parties, including, but not limited to, the issuance of earnings press releases or the disclosure of supplemental information in connection with such earnings press release; provided, however, that in such instance the issuing party shall use good faith efforts to provide the other party with reasonable notice and the right to review any such release prior to the issuance of the same, and upon approval either party shall be permitted to disseminate the approved information.  No provision of this Section 14.3(a) will be construed to prohibit (1) disclosures to appropriate authorities of such information as may be legally required for federal or state securities, Tax, accounting, or other reporting purposes or other Applicable Law, (2) confidential disclosures to Affiliates of either any Seller or the Buyer, (3) disclosures required in connection with legal proceedings to enforce the terms and provisions of this Agreement, (4) disclosures by any Seller or the Buyer in connection with the satisfaction of any condition precedent to the Closing, (5) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof, (6) disclosure to the officers, employees, agents, contractors, attorneys, accountants, advisors and consultants of the parties on a need-to-know basis, and (7) disclosures to current and prospective lenders, partners, members, investors and stockholders of the Buyer and its Affiliates; provided that the Buyer shall advise each such Person of the confidential nature of such information and that such Persons agree to maintain the confidentiality thereof.

(b)The Sellers or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby; provided that the content of any such press release shall be subject to the prior written consent of the other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) if issued prior to the Closing.

(c)For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including any requirements set forth in Income Tax Regulation Section 1.6045-4 and any successor version thereof (collectively, the “IRS Reporting Requirements”), the Sellers and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements.  The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Sellers and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

14.4Escrow Provisions.

(a)The Escrow Agent shall hold the Good Faith Deposit and Earnest Money, to the extent such Earnest Money is in the form of immediately available wired funds, in escrow in an interest-bearing bank account at KeyBank National Association, N.A. (the “Escrow Account”).

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(b)The Escrow Agent shall hold the Good Faith Deposit and Earnest Money in escrow in the Escrow Account until the Closing or any other sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 14.4(b).  The Sellers and the Buyer understand that no interest is earned on the Good Faith Deposit and Earnest Money during the time it takes to transfer into and out of the Escrow Account. At the Closing, the Good Faith Deposit and Earnest Money shall be paid by the Escrow Agent to, or at the direction of, the Sellers.  If the Closing does not occur as a result of a termination of this Agreement pursuant to Section 13.1(a), the Earnest Money and the Good Faith Deposit, together with all interest earned thereon, shall be disbursed to the Sellers.  If the Closing does not occur for any other reason and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within twenty-four (24) hours, give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of Orange County, Florida.  The Escrow Agent shall give written notice of such deposit to the Sellers and the Buyer.  Upon such deposit, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)Notwithstanding the foregoing, in the event a final, non-appealable order, writ, judgment, injunction, decree, law, or regulation permanent restraining or prohibiting the transfer of the Portfolio is entered by or with any Governmental Authority, the Buyer may elect to terminate this Agreement, in which case, the Escrow Agent shall, in accordance with the procedures set forth in Section 14.4, (a) to the extent the Earnest Money is in the form of immediately available wired funds, disburse the Earnest Money to the Buyer, other than the Good Faith Deposit, which shall be disbursed to Sellers, or (b) to the extent the Earnest Money is in the form of a letter of credit, return such letter of credit to the Buyer, and this Agreement shall be deemed terminated and neither party shall have any further rights or obligations under this Agreement.

(d)The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Sellers and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(e)The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Sellers and the Buyer.

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14.5Successors and Assigns; No Third-Party Beneficiaries.

The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns or designees, any legal or equitable rights hereunder.

14.6Assignment.

This Agreement may not be assigned by the Buyer without the prior written consent of the Sellers, which consent may be granted or withheld in the Sellers’ sole discretion. Notwithstanding the foregoing, upon written notice to Sellers not less than twenty (20) Business Days’ prior to the Closing, (i) the Buyer may assign this Agreement to one or more (a) direct or indirect subsidiaries of the Buyer or any Affiliate of the Buyer in which the Buyer or the Buyer’s Affiliate owns at least fifty percent (50%) of the direct or indirect ownership interests in each such subsidiary or (b) Affiliates of the Buyer (as applicable, a “Majority Owned or Controlled Entity”) and (ii) the Buyer may designate one or more Majority Owned or Controlled Entities to which one or more of the Transferred Assets will be assigned at the Closing (each, a “Designated Subsidiary”).  Notwithstanding any assignment of this Agreement by Buyer, it shall remain liable, jointly and severally with any such assignee, for the obligations of “Buyer” under this Agreement.  Notwithstanding anything in this Agreement to the contrary, at any time prior to the Closing, any Seller may transfer any Asset to a single purpose entity that is directly or indirectly wholly owned by such Seller or one of its Affiliates, and such single purpose entity shall be deemed a “Seller” for all purposes under this Agreement and the Closing Documents, as applicable, so long as (a) Sellers provide to Buyer at least five (5) Business Days’ prior written notice before the consummation of such transfer, and (b) the Title Company has confirmed to Buyer in writing that such transfer does not jeopardize the conveyance of the Properties to Buyer at Closing.  Notwithstanding any assignment of this Agreement by Seller, it shall remain liable, jointly and severally with any such assignee, for the obligations of “Seller” under this Agreement.

14.7Further Assurances.

From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement (including (i) transferring back to the Sellers any asset or liability not contemplated by this Agreement or any applicable Closing Document to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was erroneously transferred to the Buyer or one of its Affiliates at the Closing and (ii) transferring to the Buyer (and having the Buyer assume) any asset or liability contemplated by this Agreement or any applicable Closing Document to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to the Buyer or one of its Affiliates at the Closing).

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14.8Notices.

All notices, demands, consents, approvals, requests or other communications made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) transmitted by e-mail to the appropriate e-mail address listed below, so long as such e-mail or attached correspondence thereto expressly identifies in the subject line in ALL CAPITAL LETTERS that such correspondence constitutes an official notice pursuant to this Section 14.8; provided that, except with respect to notices in connection with New Leases and new contracts pursuant to Section 3.3(c) and Section 3.3(d), a copy is sent the same day by messenger or by Federal Express or other recognized overnight delivery service, or (iv) mailed to the party to which the notice, demand, consent, approval, request or other communication is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

(a)	To any Seller:

c/o CNL Healthcare Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Attention: Chief Financial Officer and General Counsel

Telephone No.: (407) 650-1000

Facsimile No.:  (407) 540-2576

E-Mail: Ixchell.duarte@cnl.com

E-Mail: tracey.bracco@cnl.com

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: John D. Ruffier, Esquire

Telephone No.: (407) 843-4600

Facsimile No.: (407) 843-4444

E-Mail:  john.ruffier@lowndes-law.com

(b)	To the Buyer:

Welltower OM Group LLC

4500 Dorr Street

Toledo, Ohio 43615

Attention: Cheryl O’Connor, Esquire
E-Mail: coconnor@welltower.com

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With a copy to:

Welltower OM Group LLC

4500 Dorr Street

Toledo, Ohio 43615

Attention: Matthew McQueen, Esquire
E-Mail: mmcqueen@welltower.com

With an additional copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Steven D. Klein, Esquire

E-Mail: sklein@gibsondunn.com

(c)	To the Escrow Agent:

First American Title Insurance Company

420 S. Orange Avenue, Suite 250

Orlando, FL 32801

Attention: Metta Grier

E-Mail: mgrier@firstam.com

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section 14.8 and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of five (5) days’ prior notice thereof to the other parties.

14.9Entire Agreement.

This Agreement, the applicable Closing Documents and the Exhibits and Schedules to each of the foregoing, collectively, contain all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

14.10Amendments.

This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Sellers or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

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14.11No Waiver.

No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.12Governing Law.

This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Delaware unless such dispute relates to real property, then the laws and jurisdiction of the location of such real property shall govern.

14.13Submission to Jurisdiction.

To the maximum extent permitted by Applicable Law each of the Buyer and each Seller irrevocably submits to the jurisdiction of (a) the State of Delaware and (b) the United States District Court for Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the Buyer and each Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Buyer and each Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the State of Delaware and (b) the United States District Court for Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.14Severability.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.15Section Headings.

The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

14.16Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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14.17Construction.

The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

14.18Recordation.

Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto, which consent shall be in such party’s sole and absolute discretion.  The provisions of this Section 14.18 shall survive the Closing hereunder or any termination of this Agreement.

14.19Exclusivity.

During the term of this Agreement, neither the Sellers nor their Affiliates, agents, representatives or employees shall solicit, authorize the solicitation of, or enter into any agreement or discussions with any third party concerning any offer or possible offer for a third party to acquire, finance, refinance the Assets, the Properties, or any interest therein (whether debt or equity, directly or indirectly) or with respect to any similar transaction except as may be required by any fiduciary duty of the board of directors of the Company to its stockholders or as may be required under the ROFO Documents or ROFR Documents.

14.20Attorney’s Fees.

In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs, expert witness fees and court costs as may be fixed by the court or jury.

14.21Waiver of Trial by Jury.

The Sellers and the Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to, this Agreement. The provisions of this Section 14.21 shall survive the Closing hereunder or termination hereof.

14.22Date for Performance.

If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

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14.23Time of the Essence.

Time shall be of the essence of this Agreement and each and every term and condition hereof.

14.24Excluded Assets.

Notwithstanding anything in this Agreement to the contrary, in the event any Person exercises any of its ROFO/ROFR Options (each, an “Exclusion Event”), then this Agreement will be deemed amended, without any further action on the part of the Buyer or the Sellers, with respect to the Assets associated with each such Exclusion Event (each, an “Excluded Asset”) as follows:

(a)the Excluded Assets shall be removed from the definition of Transferred Assets and all references to such Property and the Asset-Related Property related thereto in this Agreement shall be deemed deleted;

(b)for purposes of Closing, such Excluded Assets will not be transferred to the Buyer and the obligations of the Buyer and the Sellers with respect to Closing shall not apply to such Excluded Assets;

(c)the Sellers will not make any representation or warranty with respect to such Excluded Assets as of the Closing Date;

(d)the Gross Asset Value shall be reduced by an amount equal to the Allocated Asset Value for such Excluded Assets; and

(e)The Sellers will not have any obligation to transfer to the Buyer, and the Buyer will not have any right to acquire, such Excluded Assets; provided, however, if any such Excluded Asset thereafter fails to close under the provisions of the applicable  ROFO Document or ROFR Document and as a result are no longer encumbered by the same with respect to a sale to Buyer, then Sellers agree to sell and Buyer agrees to purchase any such Excluded Asset pursuant to the terms of this Agreement within thirty (30) days following the satisfaction of the Buyer’s conditions to closing with respect to any such Excluded Asset.  This provision shall expressly survive for a period of six (6) months following Closing.

14.25Tenant Improvements Under Construction.

Certain of the Assets have tenant improvement work under construction as set forth on Schedule 3.2(c)(i) (each, a “TI Job Under Construction”, and collectively, the “TI Jobs Under Construction”), which schedule shows the amount of the tenant allowances and indicates which leases contain adjustments of Fixed Rent.  Pursuant to Section 10.7, the Sellers have agreed to either pay or credit the Buyer for all Leasing Costs payable under any Existing Leases under the circumstances described in the first sentence of Section 10.7, which Leasing Costs may include tenant allowance and construction costs. From and after the Closing: (i) the Buyer agrees to fund all construction costs in connection with TI Jobs Under Construction; (ii) the Sellers agree to assign to the Buyer, and the Buyer agrees to assume, all of the construction Contracts in connection with the TI Jobs Under Construction; and (iii) the Buyer agrees that, notwithstanding the obligations of the Sellers under Section 8.5, the Buyer will deliver to the Title Company a title affidavit certifying

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the TI Jobs Under Construction and indemnifying the Title Company for Liens arising from the TI Jobs Under Construction; and (iv) the Sellers agree to allow the Buyer to seek to obtain prior to the Closing estoppel certificates from each such counterparty to the contracts governing all such TI Jobs Under Construction to the effect that such contracts are in full force and effect, there are no defaults thereunder, and the contractor has been paid by the Sellers for all bills rendered through the Closing (it being understood and agreed that this right in favor of the Buyer shall not constitute a closing condition hereunder).

14.26Interpretation.

Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise:

(a)the term “party” when used in this Agreement means a party to this Agreement;

(b)references to any Person (including any party hereto) includes such Person’s successors and permitted assigns;

(c)if any action is to be taken by any party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(d)the terms “include”, “includes” and “including” when used herein shall be deemed to be following by the phrase “without limitation” unless such phrase otherwise appears;

(e)the words “hereof’, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof;

(f)the word “will” shall be construed to have the same meaning as the word “shall”; and

(g)the phrase “to the extent” shall mean the extent or degree to which a subject of thing extends, and shall not simply be construed to mean the word “if”.

Each party has participated in the drafting of this Agreement and there shall be no presumption of construing ambiguity against the drafting person of this Agreement or any provision hereof.

14.27“As-Is” Sale.

Buyer acknowledges and agrees that except as specifically set forth herein, no Sellers have not made, do not make, and will not make, and specifically negate and disclaim, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to (a) the value, nature, quality or condition of any Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c)

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the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property, (f) the manner or quality of the construction or materials, if any, incorporated into the Property, (g) the manner, quality, state of repair or lack of repair of the Property, or (h) any other matter with respect to the Property, and specifically, that Sellers have not made, do not make and specifically disclaim any representations regarding compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including the existence in or on the property of hazardous materials (as defined below), except as specifically set forth herein.  Buyer further acknowledges and agrees that to the maximum extent permitted by law, and subject to the warranties and representations specifically set forth herein, the sale of the Properties as provided for herein is made on an “as is” condition and basis with all faults.

14.28Disclosure Regarding Schedules.

Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the disclosures set forth in the schedules attached to this Agreement (individually or collectively, as the context requires, “Schedule(s)”) are qualified in their entirety by references to the specific provisions of this Agreement and are not intended to constitute, and shall not be construed as constituting or broadening any representations, warranties, covenants or obligations of Sellers or their Affiliates hereunder, except as and to the extent provided in this Agreement.  The Schedules are arranged by sections corresponding to the sections in this Agreement.  Any disclosure made in any Schedule with reference to any section or Schedule of this Agreement shall be deemed to be a disclosure with respect to any other section or Schedule of this Agreement (regardless of whether or not a specific cross-reference is made thereto) to the extent its relevance to such other section or Schedule is reasonably apparent.  Further if Buyer has knowledge that any Schedule is inaccurate or incomplete and Buyer nonetheless proceeds with the Closing, Seller shall have no liability for any such inaccurate or incomplete Schedule, and the same shall not be deemed a Seller default hereunder.  The Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Remainder of page intentionally left blank.]

65

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CHP WESTVILLE IN MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP KNOXVILLE PLAZA A MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP KNOXVILLE PLAZA B MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP JEFFERSON COMMONS CONDO MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP LINCOLN PLAZA AZ MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,

1

Senior Vice President

CHP NORTH MOUNTAIN AZ MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP CHESTNUT COMMONS OH MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP ESCONDIDO CA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP CALVERT MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP MEDICAL ARTS MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

2

CHP DUNKIRK MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP CORAL SPRINGS FL MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP BAY MEDICAL CA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP CHULA VISTA CA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP HOUSTON TX MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

3

CHP GLENDALE CA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP CLAREMONT CA OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP NEWBURYPORT MA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP MARGATE FL MEDICAL PARK OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP NOVI MI MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

4

CHP BEND OR MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP 959 LANE CA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP 971 LANE CA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP DURHAM NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP ROXBORO NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

5

CHP CHAPEL HILL NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP OXFORD NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP CARY NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP BIRMINGHAM AL MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP FREDERICK MD-PATRIOT MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

6

CHP FREDERICK MD-LIBERTY MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP COLUMBIA MO PLAZA 1 MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP COLUMBIA MO PLAZA 2 MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP COLUMBIA MO PLAZA 4 MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP MIDTOWN-CHARLOTTE NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

7

CHP PRESBYTERIAN-CHARLOTTE NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP METROVIEW-CHARLOTTE NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP HUNTERSVILLE NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP MATTHEWS NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP KNOXVILLE TN MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

8

CHP CLYDE NC MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP SPIVEY I-JONESBORO GA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP SPIVEY II-JONESBORO GA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP ROME GA MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP HENDERSON NV PAVILION IV MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

9

CHP HENDERSON NV PAVILION V MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP HENDERSON NV PAVILION VI MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP CINCINNATI OH MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP JACKSONVILLE FL MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP SAN ANTONIO TX MOB OWNER, LP,
a Delaware limited partnership

By:	CHP San Antonio TX MOB GP, LLC,
a Delaware limited liability company,
General Partner
By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

10

OWNER OF LLC INTERESTS IN YUMA JOINT VENTURE:

CHP YUMA AZ MOB MEMBER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

YUMA MOB PROPERTY OWNER:

CHP YUMA AZ MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP HOUSTON TX HOSPITAL OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

CHP NC SPECIALTY HOSPITAL OWNER, LLC
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Tracey B. Bracco,
Senior Vice President

11

BUYER:

WELLTOWER OM GROUP LLC,
a Delaware limited liability company

By:	/s/ Justin R. Skiver
Name:	Justin R. Skiver
Title:	Authorized Signatory

12

JOINDER BY PARENT

The undersigned, CHP PARTNERS, LP, a Delaware limited partnership and the parent of the Sellers under this Agreement, hereby joins in this Agreement for the sole and exclusive purposes of guaranteeing the indemnification obligations of the Sellers set forth in Section 11.1 and for no other purposes whatsoever.

CHP PARTNERS, LP, a Delaware limited partnership

By:	CHP GP, LLC, a Delaware limited liablity company, General Partner

By:	CNL Healthcare Properties, Inc., a Maryland corporation, Managing Member

By:	/s/ Tracey B. Bracco
Name:	Tracey B. Bracco
Title:	SVP

Agreement of Purchase and Sale

13

JOINDER BY ESCROW AGENT

First American Title Insurance Company National Commercial Services, Orlando, Florida, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by the Sellers and the Buyer as of the 27th day of December, 2018, and accepts the obligations of the Escrow Agent as set forth herein.  Escrow Agent further acknowledges that it received the Earnest Money on the 31st day of December, 2018. The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY NATIONAL COMMERCIAL SERVICES

By:	/s/ Metta Grier
Name: Metta Grier
Title: Sr. Commercial Closer

Agreement of Purchase and Sale

14